As filed with the Securities and Exchange Commission on February 29, 2008
Registration No. 333-149298
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM F-10

REGISTRATION STATEMENT
Under the Securities Act of 1933

CATALYST PAPER CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	2621	98-01-38030
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3600 Lysander Lane, 2nd Floor, Richmond, British Columbia, Canada V7B 1C3
(604) 247-4400
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8700
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Valerie Seager, Esq. Vice President and General Counsel Catalyst Paper Corporation 2nd Floor, 3600 Lysander Lane Richmond, BC V7B 1C3 Canada (604) 247-4400 (604) 247-0512 (fax)	Jeffrey Bagner, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 (212) 859-8000 (212) 859-4000 (fax)	Peter C. Kalbfleisch, Esq. Blake, Cassels & Graydon LLP 595 Burrard Street P.O. Box 49314 Suite 2600, Three Bentall Centre Vancouver, BC V7X 1L3 Canada (604) 631-3300 (604) 631-3309 (fax)

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practical after the effective date of this Registration Statement

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☑	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.	☐	At some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

THE REGISTRANT HEREBY AMENDS ITS REGISTRATION STATEMENT ON FORM F-10, PREVIOUSLY FILED WITH THE COMMISSION ON FEBRUARY 19, 2008, AND AMENDED ON FEBRUARY 20, 2008, TO INCLUDE THE FINAL SHORT FORM PROSPECTUS FILED WITH CERTAIN CANADIAN SECURITIES COMMISSIONS ON THE DATE HEREOF, RELATING TO THE OFFERING OF THE REGISTRANTS’ SECURITIES IN CANADA AND THE UNITED STATES.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO SHAREHOLDERS

I-1

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities in those jurisdictions. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice-President and General Counsel of Catalyst Paper Corporation at 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia V7B 1C3, telephone 604.247.4400 and are also available electronically at www.sedar.com. For the purpose of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained without charge from the Vice-President and General Counsel of Catalyst Paper Corporation at the above-mentioned address and telephone number and is also available electronically at www.sedar.com.

SHORT FORM PROSPECTUS

Rights Offering	February 29, 2008

CATALYST PAPER CORPORATION

$125,302,021

Offering of Rights to Subscribe for 167,069,361 Subscription Receipts
each Subscription Receipt representing the right to receive one Common Share at a price of $0.75 per Subscription Receipt

Catalyst Paper Corporation (“Catalyst” or the “Company”) will issue to holders (“Shareholders”) of its outstanding common shares (the “Common Shares”), at the close of business on March 11, 2008 (the “Record Date”), transferable rights (the “Rights”) to subscribe for and purchase an aggregate of 167,069,361 Subscription Receipts (“Subscription Receipts” and the “Offering”, respectively). Each Shareholder at the close of business on the Record Date is entitled to receive one Right for each Common Share held. The Rights are fully transferable and divisible and will be represented by rights certificates (the “Rights Certificates”). For every 1.285 Rights held, a holder of Rights is entitled to acquire one Subscription Receipt (the “Basic Subscription Privilege”) at a price of $0.75 per Subscription Receipt (the “Exercise Price”) prior to 5:00 p.m. (Toronto time) (the “Expiry Time”) on April 7, 2008 (the “Expiry Date”). No fractional Subscription Receipts will be issued. Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe for additional Subscription Receipts (“Additional Subscription Receipts”), if any, that are not otherwise subscribed for under this Offering, on a pro rata basis, prior to the Expiry Time on the Expiry Date pursuant to the Additional Subscription Privilege (as defined herein). Ineligible Holders and Ineligible Shareholders (each as defined herein) will not be issued Rights Certificates and will not be permitted to exercise their Rights. See “Description of Offered Securities”. Rights not exercised prior to the Expiry Time on the Expiry Date will be void and will have no value. Any subscription for Subscription Receipts will be irrevocable once submitted. The proceeds of this Offering will be used to fund a portion of the purchase price for the Snowflake Acquisition (as defined herein).

There are risks associated with an investment in the Subscription Receipts and Common Shares. The risk factors outlined or incorporated by reference in this short form prospectus should be carefully reviewed by prospective investors and their advisors in connection with an investment in the Subscription Receipts and Common Shares. See “Risk Factors”.

The Company is permitted to prepare this short form prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. The Company prepares its financial statements in accordance with Canadian generally accepted accounting practices, and they may be subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

(continued from cover)

Owning the securities of the Company offered by this short form prospectus may subject an investor to tax consequences both in the United States and Canada. This short form prospectus may not describe these tax consequences fully.

An investor’s ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the Company is incorporated in Canada and some of its officers and directors and some of the experts named in this short form prospectus are Canadian residents, and many of the Company’s assets are located in Canada.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this short form prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Exercise Price: $0.75 per Subscription Receipt
(on exercise of 1.285 Rights for one Subscription Receipt)

			Net Proceeds
	Exercise Price (1)	Fees (2)(3)	to the Company (4)

Per Subscription Receipt	$0.75	$0.015	$0.735
Total	$125,302,021	$2,500,000	$122,802,021

Notes:

(1)	The Exercise Price calculation formula was determined by negotiation between the Company and the Standby Purchasers (as defined herein).

(2)	The Company has engaged BMO Nesbitt Burns Inc. (“BMO”) and Genuity Capital Markets (“Genuity”) to act as joint dealer managers (collectively, the “Dealer Managers” and each a “Dealer Manager”) to organize, and participate in, the solicitation in Canada of the exercise of Rights in connection with this Offering. Affiliates of the Dealer Managers, including BMO Capital Markets Corp. and Genuity Capital Markets USA Corp., may solicit the exercise of Rights in the United States in the States of California, Colorado, Georgia, Hawaii, Indiana and New York and the District of Columbia. In other states the affiliates of the Dealer Managers will only solicit the exercise of Rights from institutions to whom such solicitations may be addressed without registration under the relevant state securities or Blue Sky laws. The Company has agreed to pay each of BMO and Genuity a fee of $1,000,000 for acting as Dealer Manager (the “Dealer Manager Fee”), which fee will be offset by the amount of any fees paid under the Standby Purchase Agreement. Under the Standby Purchase Agreement (as defined herein), each Standby Purchaser received a fee of $312,500 upon the execution of the Standby Purchase Agreement and is entitled to receive a fee of $468,750 on the closing of this Offering and a further fee of $468,750 on the closing of the Snowflake Acquisition and conversion of the Subscription Receipts into Common Shares (collectively, the “Standby Purchaser Fee”). See “Standby Commitment”. All fees will be paid by Catalyst. See “Plan of Distribution”.

(3)	The Company has entered into a Standby Purchase Agreement with BMO and Genuity (collectively, the “Standby Purchasers”), who have severally (and not jointly and severally) agreed to purchase the Subscription Receipts offered pursuant to this Offering that are not otherwise purchased pursuant to this Offering or purchased by TAVIX (as defined herein) pursuant to the Oversubscription Agreement (as defined herein), up to an aggregate of not more than 50% of the Subscription Receipts offered hereunder in consideration of payment by Catalyst of the Standby Purchaser Fee. See “Standby Commitment”.

(4)	Before deducting the other expenses of this Offering, estimated to be approximately $2.9 million, which will be paid by Catalyst. These expenses include an advisory fee payable to Genuity for services provided in connection with this Offering. See “Plan of Distribution”.

An affiliate of BMO, along with certain other lenders, is a lender to the Company pursuant to a credit agreement dated July 19, 2002, related to the Company’s secured revolving operating facility. Accordingly, the Company may be considered a “connected issuer” of BMO within the meaning of applicable Canadian securities laws. See “Relationship Between the Company and a Certain Dealer Manager”.

Catalyst and Abitibi Consolidated Sales Corporation (the “Seller”) have entered into an agreement dated as of February 10, 2008 (the “Snowflake Purchase Agreement”) providing for the acquisition by the Company from the Seller of a newsprint mill (the “Snowflake Mill”) and certain related assets located in Snowflake, Arizona and all of the issued and outstanding shares of capital stock of The Apache Railway Company (the “Snowflake Acquisition”). See “The Snowflake Acquisition”.

The Subscription Receipts are governed by the terms of a subscription receipt agreement (the “Subscription Receipt Agreement”) dated February 29, 2008 between the Company, BMO, on its own behalf and on behalf of the other Standby Purchaser, Third Avenue Trust, on behalf of Third Avenue International Value Fund (“TAVIX”) and CIBC Mellon Trust Company (the “Subscription Receipt Agent”). Each Subscription Receipt entitles the holder thereof to receive, without payment of additional consideration, one Common Share following the satisfaction of the Release Conditions (as defined herein). Catalyst’s gross proceeds from the issuance of the Subscription Receipts (“Escrowed Funds”) will be held by the Subscription Receipt Agent and invested in short-term obligations as directed by the Company. Provided (i) all conditions to the completion of the Snowflake Acquisition have been satisfied or waived, subject only to the payment of the purchase price contemplated in the Snowflake Purchase Agreement; (ii) the Company has not agreed to any amendment of the Snowflake Purchase Agreement or waiver (explicitly or by implication) of any term, condition, right or benefit under the Snowflake Purchase Agreement, in any such case where the absence of such term, condition, right or benefit, or its failure to be satisfied, would have a material adverse effect on the value of the Snowflake Acquisition to the Company (except for amendments or waivers made with the prior consent of the Standby Purchasers and TAVIX, such prior consent not to be unreasonably withheld); (iii) the Company has received a minimum of $125,000,000 in Escrowed Funds; (iv) the Common Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) at the time of the deemed exercise of the Subscription Receipts; and (v) the Release and Payment Certificate (as defined herein) has been delivered to the Subscription Receipt Agent (collectively, the “Release Conditions”), at or prior to 5:00 p.m. (Toronto time) on June 16, 2008 (the “Release Deadline”), the Escrowed Funds, together with interest thereon, will be released as directed by Catalyst. Provided the Release Conditions have been satisfied on or prior to the Release Deadline, the Subscription Receipts will be deemed to be exercised without any further action on the part of the holders. If the Release Conditions are not satisfied at or prior to the Release Deadline or another Termination Event (as defined herein) occurs, the Subscription Receipt Agent will return to holders of Subscription Receipts an amount equal to the subscription proceeds for the Subscription Receipts and a termination payment equivalent to their pro rata entitlements to interest on such amount less applicable withholding taxes, if any. See “Description of Offered Securities – Description of Subscription Receipts”.

This short form prospectus (“Prospectus”) qualifies for distribution the Rights, the Subscription Receipts issuable upon the exercise thereof, the Common Shares issuable upon the deemed exercise of the Subscription Receipts, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Standby Subscription Receipts to the Standby Purchasers as well as the resale of the Standby Subscription Receipts and the Common Shares by the Standby Purchasers following issuance to the Standby Purchasers. The distribution of securities under this Prospectus will end on the earlier of the completion of the distribution by the Standby Purchasers of the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Standby Subscription Receipts and 90 days after the date which is two business days following the Expiry Date. The Rights are listed and posted for trading on the TSX until 12:00 p.m. (Toronto time) on the Expiry Date. The Subscription Receipts and Standby Subscription Receipts have been conditionally approved for listing subject to the Company fulfilling all of the listing requirements of the TSX. The Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts are listed and will be posted for trading on the TSX upon fulfillment of the Release Conditions. On February 28, 2008, the last date on which there was a trade reported in the Common Shares prior to the date on which the Exercise Price was established, the closing price for the Common Shares on the TSX was $1.67.

If a Shareholder does not exercise, or sells or otherwise transfers, its Rights, then such Shareholder’s current percentage ownership in the Company will be diluted as a result of the exercise of the Rights.

This Offering is made only in each Province of Canada and in the U.S. States of California, Colorado, Georgia, Hawaii, Indiana and New York and the District of Columbia (collectively, the “Eligible Jurisdictions”). In other U.S. States Rights may also be exercised by institutions to whom solicitations may be addressed without registration under the relevant state securities or Blue Sky laws (“Exempt U.S. Institutions”). Shareholders in the United States outside of the Eligible Jurisdictions who wish to determine if they are Exempt U.S. Institutions should contact BMO Capital Markets Corp., Attention Catherine Cruz, Telephone 212-702-1937 or Genuity Capital Markets USA Corp., Attention Mark Taylor, Telephone 212-644-1965. This Prospectus is not, and under no circumstances is to be construed as, an offering of any Subscription Receipts or Common Shares for sale in any jurisdiction outside the Eligible Jurisdictions (an “Ineligible Jurisdiction”) or a solicitation therein of an offer to buy any securities except to Exempt U.S. Institutions. The Company may elect to make offers to certain Approved Eligible Holders (as defined herein). The Rights, the Subscription Receipts issuable upon the exercise thereof, the Common Shares issuable upon the deemed exercise of the Subscription Receipts, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Standby Subscription Receipts to the Standby Purchasers as well as the resale of the Standby Subscription Receipts and the Common Shares by the Standby Purchasers following issuance to the Standby Purchasers are not qualified under the securities laws of any Ineligible Jurisdictions and, except under the circumstances described herein, Rights may not be exercised by or on behalf of a holder of Rights resident in an Ineligible Jurisdiction except by Exempt U.S. Institutions or Approved Eligible Holders. See “Description of Offered Securities – Ineligible Holders of Rights and Ineligible Shareholders”.

Pursuant to an oversubscription agreement dated February 10, 2008 (the “Oversubscription Agreement”), Third Avenue Trust on behalf of TAVIX, has agreed that it will exercise its Basic Subscription Privilege in full and it will exercise its Additional Subscription Privilege to subscribe for, after giving effect to its Basic Subscription Privilege, up to but in no event exceeding such number of Subscription Receipts offered under this Offering as have an aggregate purchase price of $62,500,000 pursuant to and subject to the limitations contained in the Oversubscription Agreement. TAVIX, together with its affiliates and certain investment funds and other accounts managed or controlled by Third Avenue Management LLC, owned approximately 35.46% of the Common Shares of Catalyst outstanding on February 10, 2008 and, consequently, TAVIX is an insider of the Company. Assuming TAVIX subscribes for the maximum number of Subscription Receipts which it is obligated to purchase under the Oversubscription Agreement and such Subscription Receipts are deemed to be exercised into Common Shares, TAVIX, together with its affiliates and certain investment funds and other accounts managed or controlled by Third Avenue Management LLC, would own approximately 41.77% of the outstanding Common Shares. See “Oversubscription Commitment”.

Under a standby purchase agreement dated as of February 10, 2008 (the “Standby Purchase Agreement”), each of the Standby Purchasers have severally (and not jointly and severally) agreed, subject to certain terms and conditions, to purchase at the Exercise Price up to an aggregate of not more than 50% of the Subscription Receipts offered and that are not otherwise purchased pursuant to this Offering, including by TAVIX pursuant to the Oversubscription Agreement (the “Standby Subscription Receipts”). This Prospectus also qualifies the distribution of the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Standby Subscription Receipts to the Standby Purchasers as well as the resale of the Standby Subscription Receipts and the Common Shares by the Standby Purchasers following issuance to the Standby Purchasers. In consideration of their commitment to purchase the Standby Subscription Receipts as provided above, the Standby Purchasers will be entitled to the Standby Purchaser Fee. The Standby Purchasers have each severally (and not jointly and severally) agreed to acquire the Standby Subscription Receipts under the Standby Purchase Agreement on a pro rata basis as between the Standby Purchasers, up to but in no event exceeding, in the case of each Standby Purchaser, such number of Subscription Receipts as have an aggregate purchase price of 25% of the amount of this Offering. See “Standby Commitment”.

CIBC Mellon Trust Company (the “Rights Agent”), at its principal offices in the Cities of Toronto and Vancouver (the “Subscription Office”), is the rights agent for this Offering. See “Description of Offered Securities – Rights and Transfer Agent”.

Certain legal matters in connection with this Offering will be passed upon on behalf of the Company by Blake, Cassels & Graydon LLP, as to matters of Canadian law, and Fried, Frank, Harris, Shriver & Jacobson LLP, as to matters of U.S. law, and on behalf of the Dealer Managers by Goodmans LLP, as to matters of Canadian law.

v

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada and filed with, or furnished to, the Securities and Exchange Commission (“SEC”) in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice-President and General Counsel of the Company at 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia V7B 1C3, telephone 604.247.4400. For the purpose of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record, a copy of which permanent information record may also be obtained from the Vice-President and General Counsel of the Company at the address and telephone number noted above. Copies of the documents incorporated by reference herein or forming part of the permanent information record may also be obtained by accessing the website located at www.sedar.com or the website located at www.sec.gov.

Information that is incorporated by reference is an important part of this Prospectus. The Company incorporates by reference the documents listed below, which were filed with the securities commission or similar authority in each of the Provinces of Canada where this Prospectus is being filed and were filed with, or furnished to, the SEC:

(a)	the Company’s annual information form dated February 9, 2007 for the year ended December 31, 2006 (the “AIF”);

(b)	the Company’s audited consolidated financial statements as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007 and the report of the auditors thereon (“Annual Financials”);

(c)	the Company’s management’s discussion and analysis of financial results for the year ended December 31, 2007;

(d)	the Company’s management proxy circular dated February 9, 2007, prepared in connection with the Company’s annual and special meeting of shareholders held on March 28, 2007;

(e)	the Company’s material change report dated January 15, 2007 in respect of the resignation of Russell J. Horner, President and Chief Executive Officer, and Ralph Leverton, Vice-President, Finance and Chief Financial Officer; and

(f)	the Company’s material change report dated February 18, 2008 in respect of this Offering and the Snowflake Acquisition.

Any annual information forms, material change reports (excluding confidential material change reports), interim and annual consolidated financial statements, interim and annual management’s discussion and analysis of financial condition and results of operations, information circulars, and business acquisition reports filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and prior to the completion or termination of this Offering will be deemed to be incorporated by reference in and form an integral part of this Prospectus. This Prospectus incorporates by reference any other document required to be incorporated by reference in a short form prospectus under the applicable securities laws and filed by the Company between the time this Prospectus is receipted and the closing of this Offering. Any such documents will also be filed with, or furnished to, the SEC. The documents incorporated or deemed to be incorporated by reference herein contain meaningful and material information relating to the Company and prospective investors in Subscription Receipts, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts should review all information contained in this Prospectus and the documents incorporated by reference herein before making an investment decision.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus also incorporates the attached Annex A which supplements note 28 to the Annual Financials dealing with reconciliation to U.S. GAAP as required by SEC rules.

WHERE A PROSPECTIVE INVESTOR CAN FIND ADDITIONAL INFORMATION

Catalyst has filed with the SEC under the United States Securities Act of 1933, as amended, a registration statement on Form F-10, which, together with all amendments and supplements thereto, the Company refers to as the “Registration Statement” with respect to the Rights, Subscription Receipts, Standby Subscription Receipts and Common Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company, and the Rights, Subscription Receipts, the Standby Subscription Receipts and Common Shares offered hereby, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement can be found on the SEC’s website, www.sec.gov, by clicking on and following the instructions for “Filings & Forms (EDGAR)”.

Catalyst is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and in accordance therewith files periodic reports and other information with the SEC. Under a multi-jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. The Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in section 16 of the Exchange Act. Under the Exchange Act, the Company is not required to publish financial statements as frequently or as promptly as U.S. companies.

Any information filed with the SEC may be reviewed, printed and downloaded from the SEC’s website (www.sec.gov) and inspected and copied at prescribed rates at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this Prospectus forms a part (or are incorporated into the Registration Statement by reference):

•	the documents referred to under the heading “Documents Incorporated by Reference”;

•	consent of KPMG LLP;

•	consent of Blake, Cassels & Graydon LLP; and

•	consent of Fried, Frank, Harris, Shriver & Jacobson LLP.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus and the documents incorporated by reference herein are forward-looking. Forward-looking statements are statements, other than statements of historical fact, that address or discuss activities, events or developments that Catalyst expects or anticipates will or may occur in the future, including future cost savings (including the estimated annual synergies that may be achieved following the Snowflake Acquisition), performance improvements, capital expenditures, demand for Catalyst’s products, product prices, strength of markets, business strategies and measures to implement these strategies, competitive strengths, benefits that may be achieved in connection with the Snowflake Acquisition, goals, expansion and growth of Catalyst’s businesses and operations, plans and references to future success. These forward-looking statements can be identified by use of words such as “estimate,” “project,” “anticipate,” “could,” “expect,” “seek,” “may,” “likely,” “intend,” “will,” “believe” and similar expressions or the negative thereof.

These forward-looking statements reflect management’s current views and are based on certain assumptions, including assumptions as to future economic conditions and courses of action, as well as other factors management believes are appropriate in the circumstances. Such forward-looking statements are subject to risks and uncertainties and no assurance can be made that any of the events anticipated by such statements will occur or, if they do occur, what benefit the Company will derive from them. A number of factors could cause actual results, performance or developments to differ materially from those expressed or implied by such forward-looking statements, including:

•	the impact of general economic conditions in the United States and Canada and in other countries in which Catalyst does business;

•	market conditions and demand for the Company’s products and the outlook for inventories, production and pricing;

•	the Company’s ability to successfully obtain performance improvements and cost savings from its cost reduction initiatives;

•	the Company’s ability to realize synergies anticipated in connection with the Snowflake Acquisition;

•	expected cash flows, capital expenditures and completion of capital projects;

•	shifts in industry capacity;

•	fluctuations in foreign exchange and interest rates;

•	fluctuations in availability and cost of raw materials, including fibre and energy;

•	the implementation of environmental legislation requiring capital for operational changes;

•	the availability of qualified personnel or management;

•	labour unrest;

•	the outcome of certain litigation or disputes;

•	the Company’s ability to obtain financing; and

•	other factors, many of which are beyond the control of Catalyst, including those factors identified under the heading “Risk Factors” in this Prospectus.

Material assumptions that were applied in drawing a conclusion or making an estimate set out in the forward-looking information include: the Company will achieve its estimated annual synergies in connection with the Snowflake Acquisition; the Company will not experience any labour disruptions; interest costs to the Company will remain relatively stable; fibre and recovered paper costs to the Company will remain relatively stable; demand for the Company’s products will remain relatively stable; announced price increases will be implemented; the Canadian dollar will not materially appreciate compared to other currencies from current levels; equity and debt capital markets will continue to provide access to capital to fund the Company’s future growth at acceptable costs; and the Company will refinance its credit facilities as they mature.

Certain statements included in this Prospectus may be considered a “financial outlook” for purposes of applicable securities laws, and such financial outlook may not be appropriate for purposes other than this Prospectus. Catalyst’s actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be made that any of the events anticipated by the forward-looking statements will occur, or if any of them do so, what benefits, including the amount of proceeds, Catalyst will derive therefrom. Catalyst disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CAUTIONARY STATEMENT REGARDING CERTAIN FINANCIAL INFORMATION

EBITDA, defined as earnings before interest, taxes, depreciation and amortization and before other non-operating income and expenses, is a non-GAAP measure that is considered to be a key performance indicator by Catalyst. “GAAP” means the generally accepted accounting principles described and promulgated by the Canadian Institute of Chartered Accountants which are applicable as at the date on which any calculation using GAAP is to be made. EBITDA is not a measure recognized under GAAP and there is no standardized method of calculating EBITDA prescribed by GAAP and as such, the use of the term may not be directly comparable with similarly titled measures used by other companies. EBITDA should not be considered as an alternative to earnings or cash flows as determined in accordance with GAAP.

CURRENCY AND EXCHANGE RATE INFORMATION

In this Prospectus, references to “$”, “C$” and “Canadian dollars” are to the lawful currency of Canada and references to “US$” and “U.S. dollars” are to the lawful currency of the United States. All dollar amounts herein are in Canadian dollars, unless otherwise stated.

The business of the Snowflake Mill and related operations is substantially conducted in the United States. The financial summary provided under “The Snowflake Acquisition – Financial Performance” in this Prospectus is presented in U.S. dollars.

The following table sets out, for each period indicated, the high and low exchange rates, the exchange rate at the end of such periods and the average of such rates of exchange on each day during such periods for one U.S. dollar, expressed in Canadian dollars, based on the noon exchange rate quoted by the Bank of Canada. As of February 28, 2008 the rate was US$1.00 equals C$0.9719.

	Fiscal Year Ended December 31,
	2007	2006	2005

Low	1.1853	1.1726	1.2704
High	0.9170	1.0990	1.1507
End of period	0.9881	1.1653	1.1659
Average for period	1.0748	1.1342	1.2116

ELIGIBILITY FOR INVESTMENT

In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to the Company, and Goodmans LLP, counsel to the Dealer Managers, provided the Rights, the Subscription Receipts, the Standby Subscription Receipts and the Common Shares qualified hereby are listed on a designated stock exchange under the Income Tax Act (Canada) and regulations thereunder (the “Tax Act”) (which includes the TSX), the Rights, the Subscription Receipts, the Standby Subscription Receipts and the Common Shares qualified under the Prospectus, if issued on the date hereof, would be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans and registered disability savings plans.

RELIANCE ON THIRD PARTIES FOR INFORMATION ON THE SNOWFLAKE MILL

Certain information contained in this Prospectus regarding the Snowflake Mill and its related assets (“Snowflake”), including the unaudited financial information provided under “The Snowflake Acquisition – Financial Performance”, has been provided by the vendors of Snowflake. Catalyst and its advisors have conducted a significant amount of due diligence on Snowflake and attempted to verify as much of this information as possible. See “Risk Factors – Risks Associated with the Snowflake Acquisition”.

SUMMARY

The following is a summary of the principal features of this Offering and should be read together with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere or incorporated by reference in this Prospectus. Certain terms used in this summary and in this Prospectus are defined elsewhere herein. Unless otherwise stated, all references in this Prospectus to dollar amounts are in Canadian dollars.

Offering:	Rights to subscribe for 167,069,361 Subscription Receipts. Each Shareholder of record at the close of business on the Record Date will receive one Right for each Common Share held.

Record Date:	March 11, 2008 (at 5:00 p.m. (Toronto time)).

Expiry Date:	April 7, 2008.

Expiry Time:	5:00 p.m. (Toronto time) on the Expiry Date. Rights not exercised prior to the Expiry Time on the Expiry Date will be void and have no value.

Exercise Price:	$0.75 per Subscription Receipt.

Proceeds:	$125,302,021, before deducting the Standby Purchaser Fee, the Dealer Manager Fee and estimated other expenses of approximately $2.9 million, which will be paid by Catalyst.

Use of Proceeds:	The Company will use the proceeds of this Offering to fund a portion of the Snowflake Purchase Price (as defined herein). The balance of the purchase price will be paid by Catalyst using additional borrowings under its existing secured revolving operating facility. See “Use of Proceeds”.

Basic Subscription Privilege:	Every 1.285 Rights entitle the holder thereof (other than an Ineligible Holder or Ineligible Shareholder) to subscribe for one Subscription Receipt upon payment of the Exercise Price prior to the Expiry Time on the Expiry Date. No fractional Subscription Receipts will be issued. See “Description of Offered Securities – Basic Subscription Privilege”.

Additional Subscription Privilege:	Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe for additional Subscription Receipts, if any, that are not otherwise subscribed for under this Offering pursuant to the Basic Subscription Privilege on a pro rata basis prior to the Expiry Time on the Expiry Date. See “Description of Offered Securities – Additional Subscription Privilege”.

Description of Subscription Receipts:	The Subscription Receipts will be issued pursuant to and will be governed by the terms of the Subscription Receipt Agreement. Each Subscription Receipt will entitle the holder thereof to receive, without payment of additional consideration and without any further action by the holders of the Subscription Receipts, one Common Share following the satisfaction of the Release Conditions. The Escrowed Funds will be held by the Subscription Receipt Agent and invested in short-term obligations as directed by the Company. Provided the Release Conditions are satisfied at or prior to the Release Deadline, the Escrowed Funds, together with interest thereon, will be released as directed by Catalyst in partial satisfaction of the Snowflake Purchase Price and all Subscription Receipts will be deemed to be exercised without any further action on the part of the holders. If the Release Conditions are not satisfied at or prior to the Release Deadline or any other Termination Event occurs prior to the Release Deadline, the Subscription Receipt Agent will return to holders of Subscription Receipts an amount equal to the subscription proceeds for the Subscription Receipts and a termination payment equivalent to their pro rata entitlements to interest on such amount less applicable withholding taxes, if any. See “Description of Offered Securities – Description of Subscription Receipts”.

Exercise of Rights:	For Common Shares held in registered form, a Rights Certificate representing the total number of Rights to which a holder is entitled will be mailed with a copy of this Prospectus to each registered Shareholder at the close of business on the Record Date. In order to exercise the Rights represented by the Rights Certificate, such holder of Rights must complete and deliver the Rights Certificate to the Rights Agent in accordance with the terms of this Offering and in the manner and upon the terms set out in this Prospectus. See “Description of Offered Securities – Rights Certificate – Common Shares Held in Registered Form”.

For Common Shares held through a securities broker or dealer, bank or trust company or other participant (a “CDS Participant”) in the book based system administered by CDS Clearing and Depository Services Inc. (“CDS”), a subscriber may subscribe for Subscription Receipts by instructing the CDS Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Exercise Price for each Subscription Receipt subscribed for to such CDS Participant in accordance with the terms of this Offering. A subscriber wishing to subscribe for Additional Subscription Receipts pursuant to the Additional Subscription Privilege must forward its request to the CDS Participant that holds the subscriber’s Rights sufficiently in advance of the Expiry Time on the Expiry Date, along with payment for the number of Additional Subscription Receipts requested. Any excess funds will be returned by mail or credited to the subscriber’s account with its CDS Participant without interest or deduction. Subscriptions for Subscription Receipts made through a CDS Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for Subscription Receipts once submitted. Shareholders that hold their Common Shares through a securities broker or dealer, bank or trust company or other participant (a “DTC Participant” and, together with a CDS Participant, a “Participant”) in the Depository Trust & Clearing Corporation (“DTC”) should contact their DTC Participant to determine how Rights may be exercised. Participants may have an earlier deadline for receipt of instructions and payment than the Expiry Date. See “Description of Offered Securities – Rights Certificate – Common Shares Held Through CDS or DTC”.

Ineligible Holders of Rights and Ineligible Shareholders:	This Offering is made only in the Eligible Jurisdictions and to Exempt U.S. Institutions and Approved Eligible Holders. Neither a subscription under the Basic Subscription Privilege nor under the Additional Subscription Privilege will be accepted from any Ineligible Holder other than Exempt U.S. Institutions, except that the Company may accept subscriptions in certain circumstances from persons in such jurisdictions if the Company determines that such offering to and subscription by such person or agent is lawful and in compliance with all securities and other laws applicable in the jurisdiction where such person or agent is resident (each, an “Approved Eligible Holder”). Rights Certificates will not be issued and forwarded to Ineligible Shareholders. Ineligible Shareholders other than Exempt U.S. Institutions and Approved Eligible Holders will not be permitted to exercise their Rights. Shareholders in U.S. States other than California, Colorado, Georgia, Hawaii, Indiana, and New York and the District of Columbia who wish to determine if they are Exempt U.S. Institutions should contact BMO Capital Markets Corp., Attention Catherine Cruz, Telephone 212-702-1937 or Genuity Capital Markets USA Corp., Attention Mark Taylor, Telephone 212-644-1965. Holders of Common Shares who have not received Rights Certificates but are resident in an Eligible Jurisdiction or wish to be recognized as Approved Eligible Holders should contact the Rights Agent at the earliest possible time. Rights of Ineligible Shareholders will be held by the Rights Agent until 5:00 p.m. (Toronto time) on March 28, 2008 in order to provide Ineligible Shareholders an opportunity to claim the Rights Certificate by satisfying the Company that the issue of Subscription Receipts pursuant to the exercise of their Rights will not be in violation of the laws of the applicable jurisdiction. Following such time, the Rights Agent, for the account of the registered Ineligible Shareholders, will, prior to the Expiry Time on the Expiry Date, attempt to sell the Rights of such registered Ineligible Shareholders represented by Rights Certificates in the possession of the Rights Agent on such date or dates and at such price or prices as the Rights Agent will determine in its sole discretion. See “Description of Offered Securities – Ineligible Holders of Rights and Ineligible Shareholders”.

Oversubscription Commitment:	Under the Oversubscription Agreement, Third Avenue Trust, on behalf of TAVIX, has agreed that it will exercise its Basic Subscription Privilege in full and it will exercise its Additional Subscription Privilege to subscribe for, after giving effect to the exercise of its Basic Subscription Privilege, up to but in no event exceeding such number of Subscription Receipts offered under this Offering as have an aggregate purchase price of $62,500,000 pursuant to and subject to the terms and conditions contained in, the Oversubscription Agreement. TAVIX, together with its affiliates and certain investment funds and other accounts managed or controlled by Third Avenue Management LLC, owned approximately 35.46% of the Common Shares outstanding on February 10, 2008 and, consequently, TAVIX is an insider of the Company. Assuming TAVIX subscribes for the maximum number of Subscription Receipts which it is obligated to purchase under the Oversubscription Agreement and such Subscription Receipts are deemed to be exercised into Common Shares, TAVIX, together with its affiliates and certain investment funds and other accounts managed or controlled by Third Avenue Management LLC, would own approximately 41.77% of the outstanding Common Shares. See “Oversubscription Commitment”.

Standby Commitment:	Under the Standby Purchase Agreement, each of the Standby Purchasers have severally (and not jointly and severally) agreed, subject to certain terms and conditions, to purchase the Standby Subscription Receipts. In consideration of their commitment to purchase the Standby Subscription Receipts, the Standby Purchasers will be entitled in the aggregate to the Standby Purchaser Fee. The Standby Purchasers have each severally (and not jointly and severally) agreed to acquire the Standby Subscription Receipts under the Standby Purchase Agreement on a pro rata basis as between the Standby Purchasers, up to but in no event exceeding, in the case of each Standby Purchaser, such number of Subscription Receipts as have an aggregate purchase price of 25% of the amount of this Offering. See “Standby Commitment”.

Plan of Distribution:	The Company has engaged the Dealer Managers to act as joint dealer managers to organize, and participate in, the solicitation in Canada of the exercise of Rights in connection with this Offering. Affiliates of the Dealer Managers, including BMO Capital Markets Corp. and Genuity Capital Markets USA Corp., may solicit the exercise of Rights in the United States in the States of California, Colorado, Georgia, Hawaii, Indiana and New York and the District of Columbia. In other U.S. States the affiliates of the Dealer Managers will only solicit the exercise of Rights, and Rights may only be exercised by, Exempt U.S. Institutions. Shareholders in other

U.S. States who wish to determine if they are Exempt U.S. Institutions should contact BMO Capital Markets Corp., Attention Catherine Cruz, Telephone 212-702-1937 or Genuity Capital Markets USA Corp., Attention Mark Taylor, Telephone 212-644-1965. The Dealer Managers or their affiliates may solicit the exercise of Rights in certain other jurisdictions from Approved Eligible Holders. The Company has agreed to pay each Dealer Manager a fee of $1,000,000 for acting as dealer manager, which fee will be offset by the amount of any fees paid under the Standby Purchase Agreement. See “Plan of Distribution”.

Listing and Trading:	The Rights are listed and posted for trading on the TSX until 12:00 p.m. (Toronto time) on the Expiry Date. The Subscription Receipts and Standby Subscription Receipts have been conditionally approved for listing subject to the Company fulfilling all of the listing requirements of the TSX. The Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts are listed and will be posted for trading on the TSX upon fulfillment of the Release Conditions. The currently outstanding Common Shares are listed and posted for trading on the TSX under the symbol “CTL”.

Risk Factors:	An investment in the Subscription Receipts, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts is subject to a number of risk factors, including, but not limited to risks:

Associated with the Snowflake Acquisition

• possible failure to complete the Snowflake Acquisition;

• possible failure to realize the anticipated benefits of the Snowflake Acquisition;

• integration and ongoing management of this additional operation may result in significant challenges;

• possible failure to supply the Snowflake Mill with sufficient quantities of old newspaper at an economic cost;

• potential undisclosed liabilities associated with the Snowflake Acquisition; and

• Native American water right claims in Snowflake, Arizona may affect Catalyst’s operations.

Associated with this Offering

• the market price of securities of Catalyst may be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects;

• ownership percentages may be diluted by this Offering;

• future sales may affect the market price of the Common Shares; and

• the Company is precluded from paying dividends under outstanding credit agreements.

Associated with the Company’s Business

• Catalyst’s business is of a cyclical nature and its product prices may fluctuate significantly;

• Catalyst is subject to the risks of exchange rate fluctuations;

• Catalyst faces significant global competition;

• Catalyst faces risks related to its international sales;

• Catalyst is exposed to fluctuations in the cost and supply of wood fibre;

• Catalyst’s substantial debt may impair its financial and operating flexibility;

• labour disruptions could have a negative impact on Catalyst’s business;

• claims of aboriginal title and rights in Canada may affect Catalyst’s operations;

• increases in energy costs could have a negative impact on Catalyst’s business;

• Catalyst has incurred losses in recent periods and may incur losses in the future which may affect ongoing operations;

• Catalyst is subject to significant environmental regulation;

• Catalyst is dependent on the supply of certain raw materials;

• increases in capital and maintenance expenditures and equipment failures could have a negative impact on Catalyst’s business;

• Catalyst may be subject to periodic litigation which could result in unexpected expenditures of time and resources;

• Catalyst extends trade credit to its customers and they may not pay Catalyst promptly or in full;

• consumer boycotts or increases in costs due to chain-of-custody programs may adversely affect demand for Catalyst’s products;

• Catalyst’s insurance is limited and subject to exclusions;

• Catalyst’s mills are located in seismically active areas;

• post-retirement plan obligations may affect Catalyst’s financial condition; and

• a change of legal control of Catalyst could be materially adverse to Catalyst.

See “Risk Factors”.

CATALYST PAPER CORPORATION

Catalyst Paper Corporation (“Catalyst” or the “Company”) is a corporation amalgamated and existing under the Canada Business Corporations Act. The principal address and head office of Catalyst is located at 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia V7B 1C3.

Catalyst is a leading producer of specialty printing papers and newsprint in North America. The Company also produces market kraft pulp and white top containerboard and owns Western Canada’s largest paper recycling facility. With five mills, including the paper recycling facility, located within a 160-kilometre radius on the south coast of British Columbia, Catalyst has a combined annual capacity of 2.4 million metric tonnes (“tonnes”) of product. Following completion of the Snowflake Acquisition, Catalyst’s combined annual capacity will be approximately 2.8 million tonnes. See “The Snowflake Acquisition”.

The Company is the largest producer of specialty printing papers and newsprint in western North America. Catalyst’s specialty printing papers include lightweight coated, uncoated mechanical papers, such as soft-calendered and machine-finished hi-brites and super-brites, and directory paper. The Company is one of the largest producers of directory paper in the world and the only producer of lightweight coated paper in western North America.

The Company’s business is comprised of three business segments: specialty paper, newsprint, and pulp. The split of 2008 annual production capacity, before taking into account the Snowflake Acquisition, between the three business segments is as follows:

These products are shipped throughout the world by deep-sea vessel, ship, barge, rail and truck – or a combination of some or all of these transportation modes. In 2007, 83% of sales volumes were to customers in North America, Asia and Australasia.

The Company presently has 11 paper machines. The number of machines noted in the discussion of the segments below reflects the ability of the Company’s machines to switch between product grades.

Specialty Paper

The specialty paper segment consists of lightweight coated, uncoated mechanical papers such as soft-calendered and machine finished hi-brites and super-brites, and directory. These specialty printing paper grades are manufactured on ten paper machines in British Columbia at Crofton, Elk Falls, Port Alberni and Powell River. The specialty paper business segment has a total annual production capacity of 1,123,000 tonnes.

Specialty printing paper products represent the Company’s largest business segment, generating 54% of Catalyst’s 2007 consolidated sales revenue. The Company’s customer base consists primarily of retailers, magazine and catalogue publishers, commercial printers and telephone directory publishers. Specialty printing paper products are sold primarily through the Company’s sales and marketing personnel in North America, and through distributors and agents in other geographic markets. In 2007, 90% of specialty paper sales volumes were with customers in North America.

Newsprint

Newsprint is currently manufactured on five paper machines in British Columbia at Crofton, Elk Falls and Powell River. The newsprint business segment has a total annual production capacity of 606,000 tonnes. Following the completion of the Snowflake Acquisition, this annual production capacity will increase to 981,000 tonnes. See “The Snowflake Acquisition”.

Newsprint sales generated 20% of Catalyst’s 2007 consolidated sales revenue. The newsprint customer base consists primarily of newspaper publishers located in western and central North America and in Asia. In 2007, 82% of Catalyst’s newsprint sales volumes were with customers in North America, Asia and Australasia.

Pulp

The pulp segment consists of northern bleached softwood kraft (“NBSK”) pulp manufactured at the Crofton mill and sawdust-based pulp and containerboard manufactured at the Elk Falls mill. The pulp business segment has a total annual market production capacity of 674,000 tonnes.

Pulp and containerboard sales generated 26% of Catalyst’s 2007 consolidated sales revenue. The pulp customer base is located primarily in Europe and Asia and includes producers of tissue, magazine papers, woodfree printing and writing papers and certain specialty paper products. The containerboard customer base consists primarily of corrugated box manufacturers. Pulp and containerboard products are sold primarily through sales and marketing personnel based in Canada, and through a network of agents in locations throughout the world. In 2007, 79% of Catalyst’s pulp and containerboard sales volumes were with customers in Europe, Asia and Australasia. The Crofton and Elk Falls pulp mills are located on tidewater and have deep-sea vessel loading facilities.

The Company also owns the largest paper recycling facility in Western Canada, located in Coquitlam, British Columbia. Operated in support of the business segments described above, the recycling facility has an annual production capacity of 175,000 air-dried equivalent tonnes of pulp per year, the majority of which is consumed internally.

Recent Developments

British Columbia Carbon Tax

On February 20, 2008 the British Columbia government announced a broad-based carbon tax on fossil fuels, commencing July 1, 2008. The initial tax rate will be $10 per tonne of carbon-dioxide equivalent emissions, increasing in $5 per tonne increments each year to reach $30 per tonne by 2012. The tax will apply to gasoline, diesel fuel, natural gas and other fossil fuels. The Company is a significant consumer of fossil fuels, both directly in its operations and through its reliance on fossil fuel powered transportation for the delivery of its products and supplies. Although the government has stated its intention that the carbon tax be, in the aggregate, revenue neutral, it is unlikely that the Company will be able, in the short term, to take advantage in a material way of other tax initiatives designed to offset the carbon tax. The Company is continuing to assess the impact of the carbon tax on its operations; however, it expects that the tax will increase its operating costs in 2008 by approximately $3 million, increasing in future years, depending on the Company’s ability to decrease its use of fossil fuel.

Capital Project at Port Alberni Mill

On February 13, 2008 the Company announced a $12 million investment in the thermo-mechanical pulp facility at its Port Alberni mill and the restart, by mid-year 2008, of the No. 4 paper machine at Port Alberni (“PM4”). PM4 has been indefinitely curtailed since September 1, 2007. The PM4 restart will be accompanied by a new labour agreement with the union locals at the Port Alberni mill, resulting in $14 million of early retirement and severance payments. The Company expects the capital upgrade and new labour agreement will result in lower operating costs at the mill. Production volumes associated with the restart of PM4 are included in the production volumes referred to above under “– Newsprint”.

Restructuring Initiatives

The Company announced and implemented, in phases during 2007, a restructuring program to eliminate approximately 565 positions across the Company, relocate the corporate office, and centralize certain mill administrative functions. This program was substantially completed during the year and is expected to deliver total annualized cost savings of approximately $67 million. In 2007, total restructuring costs for this program were $58.3 million, including $3.0 million of capital expenditures.

The Company is exploring options to monetize certain non-core assets, including surplus real estate and its 50.0% interest in Powell River Energy Inc.

Change in Senior Management and Change of Control

Significant management changes occurred during 2007. Richard Garneau joined the Company as the President and Chief Executive Officer and David Smales, formerly Vice-President of Strategy, was appointed Vice-President, Finance and Chief Financial Officers, replacing the former President and Chief Executive Officer and the former Vice-President, Finance and Chief Financial Officer, respectively, after they exercised their rights under change-of-control agreements and left the Company during the first quarter of 2007. The Company recorded $8.3 million in severance, pension-benefit and stock-compensation expenses related to these change-of-control agreements.

Fibre Costs & Supply

The Company’s fibre costs and supplies were significantly affected in 2007 due to a number of events. The year began with low inventories primarily due to adverse weather conditions, which resulted in higher fibre costs. In July, British Columbia coastal forestry workers represented by the United Steelworkers of Canada union (“USW”) went on strike, affecting fibre suppliers representing approximately 42% of the Company’s fibre supply base. Although the Company was able to mitigate the impact of the strike through higher than expected logging activity and increased supply from other suppliers, fibre shortages caused by the strike resulted in the partial curtailment of pulp and paper production at the Company’s Elk Falls mill and pulp production at its Crofton mill. Although the strike ended in October 2007, fibre related shortages continue to affect production and on November 26, 2007 the Company announced that its No. 1 paper machine at Elk Falls would be curtailed throughout the first quarter of 2008. This curtailment will continue into the second quarter of 2008. Poor lumber market conditions in 2007 resulted in the curtailment or permanent shutdown of a number of sawmills, further tightening of fibre supplies and increased costs. Overall, increased fibre costs and the total impact of the USW strike had a negative impact of $103 million on EBITDA in 2007 when compared to 2006.

Lumber markets have continued to deteriorate in early 2008 and the amount of sawmill curtailment in British Columbia and across North America is expected to increase. On February 7, 2008, TimberWest Forest Corp., a supplier to the Company, announced the permanent closure of its Campbell River sawmill, effective May 9, 2008. The Company’s Elk Falls mill is adjacent to this sawmill and receives all the chips, sawdust and hog fuel that it produces. The Company expects to lose the equivalent of approximately 60,000 tonnes of paper production or 35,000 tonnes of pulp production (depending on the allocation of remaining fibre supplies) in the second half of 2008 as a result of this closure. As a result of all of these factors, a tight fibre supply situation is expected to continue into 2008 and this will likely require additional production curtailment.

Earnings Fluctuations Arising from Changes in Value of Canadian Dollar

The majority of the Company’s sales are denominated in U.S. dollars. As a result, the strengthening Canadian dollar, which reached its highest value against the U.S. dollar in more than 50 years during 2007, had a significant negative impact on the Company’s earnings for 2007. The average U.S. dollar to Canadian dollar spot rate for 2007 was C$1.0748 compared to C$1.1342 for 2006 and C$1.2116 for 2005. Despite the mitigation provided by the Company’s hedging program, the currency movement in 2007 reduced EBITDA by $48 million when compared to 2006.

THE SNOWFLAKE ACQUISITION

Snowflake Overview

The Snowflake Mill is a recycled newsprint mill located in Snowflake, Arizona in the United States, approximately 290 kilometres northeast of Phoenix, Arizona. The Snowflake Mill has two modern newsprint machines with a combined annual production capacity of 375,000 tonnes. In addition to the Snowflake Mill, the Snowflake Acquisition also includes a corrugating medium machine operated on behalf of Smurfit-Stone Container Corporation (“Smurfit”) and The Apache Railway Company (“Apache”), a short-line railway operating freight service from Snowflake, Arizona to Holbrook, Arizona (collectively, the assets and stock to be acquired in the Snowflake Acquisition are referred to as “Snowflake”). The Snowflake Mill is situated on a 19,379 acre site and approximately 425 people are currently employed at Snowflake.

Snowflake Purchase Agreement

Under the Snowflake Purchase Agreement, Catalyst has agreed, subject to certain terms and conditions, to purchase from the Seller the Snowflake Mill and related assets as well as the common stock of Apache. The purchase price consists of US$161 million in cash (subject to adjustment for net working capital at the closing of the Snowflake Acquisition) (the “Snowflake Purchase Price”). Trade receivables of the Snowflake Mill relating to the sale of newsprint (approximately US$19 million as of December 31, 2007) are being retained by the Seller. The Company will use the proceeds of this Offering to fund a portion of the Snowflake Purchase Price. The balance of the Snowflake Purchase Price will be paid by Catalyst using additional borrowings under its existing secured revolving operating facility.

The following is a summary of certain terms of the Snowflake Purchase Agreement, which summary is not intended to be complete and is qualified in its entirety by reference to the full text of the Snowflake Purchase Agreement, which is available on www.sedar.com and www.sec.gov.

General

The Seller has made customary representations and warranties in the Snowflake Purchase Agreement, and has provided an indemnity in favour of Catalyst in the event of breaches of representations, warranties and covenants, subject to limitations as to amount and duration. AbitibiBowater Inc. (“AbitibiBowater”), the parent of the Seller, has guaranteed the obligations of the Seller under the Snowflake Purchase Agreement.

Covenants Regarding Conduct of Business by the Seller Pending Closing of the Snowflake Acquisition

Until the earlier of the termination of the Snowflake Purchase Agreement and the closing of the Snowflake Acquisition, the Seller has agreed to (i) conduct the newsprint and railway businesses in the ordinary course of business consistent with past practice; and (ii) use its commercially reasonable efforts to preserve intact these businesses and the relationships with customers, suppliers, creditors and employees of the businesses being acquired (unless Catalyst agrees in writing otherwise, such agreement not to be unreasonably withheld, delayed or conditioned). In addition, if the closing of the Snowflake Acquisition has not occurred by April 21, 2008, the Seller has agreed to perform certain capital improvements and maintenance at the Snowflake Mill that would require a ten day paper machine outage. Up to US$6.6 million of the cost of this project will be paid by Catalyst. The Seller has agreed to pay for a new drum pulper, with Catalyst paying for its installation costs (which installation costs are included in the US$6.6 million amount).

At the closing of the Snowflake Acquisition, Catalyst and the Seller will enter into (i) a transitional services agreement for the provision of services to assist in the transition of the businesses to Catalyst, (ii) a three year agreement for the supply of some of the fibre requirements of the Snowflake Mill (as described under “– Operations” below) and (iii) a three year agreement for the supply of all of the requirements of old corrugated containers to operate the corrugating medium machine owned by Smurfit that is housed at Snowflake. See “– Related Assets Included in the Transaction – Smurfit Operating Agreement”.

Conditions of Closing

Closing of the Snowflake Acquisition is conditional upon the fulfillment of certain conditions, including receipt of written notice from the United States Department of Justice (the “DOJ”) to the Seller that the DOJ does not object to Catalyst as the acquirer of Snowflake as well as the completion of this Offering. In connection with the combination of Abitibi Consolidated Inc. and Bowater Incorporated in the fall of 2007, the parties entered into a consent decree with the DOJ requiring AbitibiBowater to sell Snowflake by February 20, 2008, or within five days after notice of the entry of the final judgment by the Court (which notice has not yet been entered as of February 28, 2008), whichever is later, subject to extensions of up to 60 days at the sole discretion of the DOJ. If Snowflake is not sold within this time period, the Court will appoint a trustee selected by the DOJ and approved by the Court to sell Snowflake (the “Trustee”).

In addition to the DOJ’s consent, the obligation of Catalyst and the Seller to complete the Snowflake Acquisition is subject to:

•	no law being enacted or promulgated by any governmental entity or order or judgment that prohibits the completion of the Snowflake Acquisition or any of the other transactions or agreements contemplated by the Snowflake Purchase Agreement; and

•	obtaining all consents, authorizations, waivers or approvals of any governmental entity (other than those required in respect of material permits and contracts to which a governmental entity is a party).

In addition to completion of this Offering, the obligation of Catalyst to complete the Snowflake Acquisition is subject to, among other things:

•	the Seller’s representations and warranties contained in the Snowflake Purchase Agreement being true and correct (without regard to any materiality or material adverse effect qualifier) except as would not reasonably be expected to constitute, individually or in the aggregate, a material adverse effect;

•	performance by the Seller in all material respects of its obligations and compliance with its covenants and agreements under the Snowflake Purchase Agreement considered collectively and not individually;

•	Catalyst having obtained all material permits to operate Snowflake and Apache;

•	Catalyst obtaining title insurance for the real property on which Snowflake is located; and

•	no material adverse effect on the businesses being acquired (subject to customary carve-outs) since December 31, 2007.

The obligation of the Seller to complete the Snowflake Acquisition is also subject to, among other things:

•	Catalyst’s representations and warranties contained in the Snowflake Purchase Agreement being true and correct in all material respects; and

•	performance by Catalyst in all material respects of it obligations and compliance with its covenants and agreements under the Snowflake Purchase Agreement.

Termination

The Snowflake Purchase Agreement may be terminated, among other reasons:

•	by mutual written consent of Catalyst and the Seller;

•	by either Catalyst or the Seller, if the acquisition is not completed by May 30, 2008;

•	by the Seller, if the conditions to its obligation to close have not been satisfied and are incapable of being satisfied;

•	by Catalyst, if the conditions to its obligation to close have not been satisfied and are incapable of being satisfied;

•	by either the Seller or Catalyst if the DOJ advises the Seller in writing that it objects to Catalyst acquiring Snowflake;

•	by the Trustee for any reason (if a Trustee is appointed pursuant to the consent decree with the DOJ); and

•	by the Seller or Catalyst if the Oversubscription Agreement or the Standby Purchase Agreement is terminated.

Termination Fee

Catalyst has agreed to pay the Seller a fee of US$6,500,000 (in lieu of all other claims and remedies) if the Snowflake Purchase Agreement is terminated by reason of, among other things, the Oversubscription Agreement or the Standby Purchase Agreement being terminated, or if this Offering is not closed by May 29, 2008, unless, in each case, Catalyst had the right to terminate the Snowflake Purchase Agreement at such time for other reasons.

Rationale for the Acquisition

Among the Lowest Cost Newsprint Mills in North America

The Snowflake Mill is one of the lowest cost newsprint facilities in North America due largely to significant capital investments over the past three years, power self-sufficiency, a favourable geographic location and high productivity. Snowflake’s proximity to its customer base reduces delivery costs for finished product and provides favourable access to recycled newsprint, the facility’s primary raw material.

High Quality, Recycled Newsprint

Regulations and voluntary thresholds in several U.S. States have increasingly led newspaper publishers to require minimum levels of recycled paper. As a producer of 100% recycled newsprint, the Snowflake Mill is well positioned to capitalize on trends encouraging the use of recycled paper.

Provides Significant Diversification for Catalyst

The Snowflake Mill will enhance Catalyst’s geographic, fibre and currency diversification. The Snowflake Mill is the only newsprint mill within a ~1,600 kilometre ( ~1,000 mile) radius. This provides delivery and customer service advantages in key western states with large and growing metropolitan populations such as Phoenix, Arizona, Los Angeles and San Diego, California and Denver, Colorado.

The acquisition of the Snowflake Mill will provide Catalyst with further diversification of its fibre base. Old newspaper (“ONP”), the primary raw material used by recycled newsprint mills such as Snowflake, is exposed to different market forces than the woodfibre used by virgin fibre newsprint mills. Current challenges in the U.S. housing market have reduced sawmilling activity, which in turn has reduced the availability of virgin fibre in North America. While ONP is also subject to market forces, these generally differ significantly from the primary drivers of virgin fibre cost and availability.

The Snowflake Mill will also provide Catalyst with a natural hedge against fluctuations in the Canadian to U.S. dollar exchange rate. As a U.S. based facility, the Snowflake Mill’s margins have not been impacted in the way that Canadian mills have as a result of the strengthening of the Canadian dollar relative to the U.S. dollar in recent years.

Power Self-Sufficiency

The Snowflake Mill is capable of producing power in excess of internal requirements, and has the potential to sell excess electricity onto the power grid. Electricity is generated by two steam turbines with a combined capacity of 69 megawatts fed by fossil fuel boilers that also provide steam for the manufacturing process. The primary boiler (#2) consumes low cost coal from within the region, mitigating exposure to more price-volatile fossil fuels; the electricity generated using this fuel minimizes the mill’s exposure to volatility in electricity prices. The #2 boiler is currently undergoing upgrades which will allow it to burn lower-cost coal currently secured under contract until 2016. The assignment of this agreement to Catalyst is subject to consent from the supplier (which consent is a condition to Catalyst’s obligation to complete the Snowflake Acquisition).

Significant Synergy Potential

Catalyst estimates that an annual synergy run-rate of at least US$10 million can be captured within 12 months from the completion of the Snowflake Acquisition. These synergies are expected to result from improved ONP yield and through increased scale which will provide general overall cost reduction in purchasing, sales, marketing and other services, and optimization of product distribution.

Increased Production Capacity

The acquisition of the Snowflake Mill will increase Catalyst’s total annual newsprint production capacity to 981,000 tonnes.

Operations

The Snowflake Mill’s paper machines produce recycled newsprint exclusively, with basis weights of 48.8 g/m2 and 45.0 g/m2 accounting for the bulk of production. The mill’s customer base is concentrated in the south-western U.S. with the majority of sales to customers in California, Arizona, Texas and Nevada. Snowflake’s proximity to this customer base reduces freight costs and currently 80% of shipments are transported by truck with the remaining 20% transported by rail.

Historically, the Snowflake Mill’s fibre requirements have been provided by AbitibiBowater’s recycling division which supplied all of the ONP consumed at the mill. As part of the acquisition, Catalyst and AbitibiBowater have agreed to a three-year supply agreement under which AbitibiBowater will provide approximately 40% of the Snowflake Mill’s recycled fibre supply in the first year, decreasing to 30% for the remaining life of the agreement. Through consultation with internal and external advisors, Catalyst believes it will be able to leverage existing experience and supplier relationships within the recycled fibre marketplace to supply the balance of the Snowflake Mill’s fibre requirements.

Financial Performance

Snowflake is one of the lowest-cost newsprint mills in North America. A summary of selected unaudited financial information from 2003 to 2007 is presented in the table below. The financial information in the table below has been taken from information provided by the Seller. Catalyst and its advisors have conducted a significant amount of due diligence on Snowflake and attempted to verify as much of this information as possible. See “Risk Factors – Risks Associated with the Snowflake Acquisition”.

Snowflake Mill Financial Summary

					LTM (3)
(US$ in millions, unless noted otherwise) (1)	2003(2)	2004(2)	2005(2)	2006(2)	30-Sep-07	2007(2)
Newsprint Production (000s tonnes)	301	352	343	334	329	325
Newsprint Shipments (000s tonnes)	300	352	343	333	337	325
Net Revenue	$135	$171	$186	$195	$185	$172
EBITDA (4)(5)	$19	$42	$52	$58	$30	$16
EBITDA Margin	14%	25%	28%	30%	16%	9%
Depreciation & Amortization	$12	$12	$13	$13	$14	$14
Operating Earnings (4)(5)	$7	$30	$39	$45	$16	$2
Operating Margin	5%	17%	21%	23%	9%	1%
Capital Expenditures	$3	$1	$7	$17	$7	$4

Notes:

(1)	All figures sourced from AbitibiBowater unaudited internal financial statements.

(2)	Twelve months ended December 31.

(3)	Twelve months ended September 30, 2007.

(4)	Before allocation of AbitibiBowater corporate selling, general and administrative expenses.

(5)	EBITDA, defined as earnings before interest, taxes, depreciation and amortization and before other non-operating income and expenses, is a non-GAAP measure that is considered to be a key performance indicator by Catalyst. “GAAP” means the generally accepted accounting principles described and promulgated by the Canadian Institute of Chartered Accountants which are applicable as at the date on which any calculation using GAAP is to be made. EBITDA is not a measure recognized under GAAP and there is no standardized method of calculating EBITDA prescribed by GAAP and as such, the use of the term may not be directly comparable with similarly titled measures used by other companies. EBITDA should not be considered as an alternative to earnings or cash flows as determined in accordance with GAAP. The EBITDA information in the above table can be reconciled to operating earnings by adding to operating earnings the depreciation and amortization amounts.

The Company has been advised by the Seller that financial results for Snowflake for the year ended December 31, 2007 were negatively impacted primarily by lower transaction prices for newsprint and lower production volumes due to equipment failures on one of the Snowflake Mill’s boilers, resulting in a loss of approximately 12,000 tonnes of production in the fourth quarter.

Related Assets Included in the Transaction

Apache

Apache is a short-line railway operating freight service from Snowflake, Arizona to Holbrook, Arizona. Snowflake uses Apache to transport coal for one of its boilers and to transport a portion of its finished goods. Apache has 72 kilometres (45 miles) of main line tracks and 12.8 kilometres (8 miles) of rail yard tracks on 516 acres of land. Apache owns six operating locomotives and leases its rail cars. The majority of Apache’s revenue is derived from the Snowflake Mill and the corrugating medium machine with the remainder from the transport of oil, corn, soybean, lumber and wood chips. Apache employs 30 people.

Smurfit Operating Agreement

The Snowflake Mill houses a corrugating medium machine owned by Smurfit, which is operated under contract by the Snowflake Mill. Under the operating agreement, Smurfit compensates the mill for a portion of the site’s fixed costs in addition to all of the variable costs associated with operating the corrugating medium machine and related equipment. The term of the operating agreement expires in October 2008. There are various options for renewal or cancellation of the agreement with varying notice periods depending on prevailing circumstances and timing. No assurance can be made that this arrangement will continue after October 2008 or, if it does, that the terms will be similar to those currently in place.

Labour Relations

Snowflake currently has labour agreements in place with its unionized employees that are effective until February 2010 and December 2011. The Company believes that Snowflake enjoys a strong working relationship with the four unions active at Snowflake.

USE OF PROCEEDS

The proceeds to be received by Catalyst under this Offering will be approximately $125.3 million, before deducting the Standby Purchaser Fee and the Dealer Manager Fee, which collectively will be no more than an aggregate of $2.5 million, and the Company’s estimated other Offering expenses of approximately $2.9 million, which will be paid by Catalyst. The Company will use the proceeds of this Offering to pay a portion of the Snowflake Purchase Price and the transaction fees. The balance of the Snowflake Purchase Price and the transaction fees will be paid by Catalyst using additional borrowings under its existing secured revolving operating facility.

CONSOLIDATED CAPITALIZATION

The following table sets forth Catalyst’s consolidated capitalization as of December 31, 2007 on an actual basis, and as adjusted to give effect to this Offering and the use of proceeds therefrom, as if each had occurred on December 31, 2007. The information in this table should be read in conjunction with the audited annual consolidated financial statements of the Company as at and for the year ended December 31, 2007 and its management’s discussion and analysis thereof, incorporated in each case by reference in this Prospectus.

	As of December 31, 2007
	Actual	As Adjusted (1)(2)
	(in millions)
Cash and cash equivalents	$—	$—

Secured revolving operating facility (3)	$47.1	$89.4
Long-term debt, including current maturities
US$400 million 8.625% senior notes due 2011	388.9	388.9
US$250 million 7.375% senior notes due 2014	246.6	246.6
Capital lease obligations	8.6	8.6
Non-recourse joint venture debt (4)	94.6	94.6

Total long-term debt	785.8	828.1
Shareholders’ equity
Share capital	913.9	1,033.8
Retained earnings, contributed surplus and accumulated other comprehensive income	74.7	74.7

Total shareholders’ equity	988.6	1,108.5

Total capitalization	$1,774.4	$1,936.6

Notes:

(1)	After deducting the Standby Purchaser Fee and the Dealer Manager Fee of $2.5 million, fees and expenses of $3.1 million relating to the Snowflake Acquisition, and estimated other expenses of this Offering of approximately $2.9 million. For purposes of computing the as adjusted column, the purchase price for the Snowflake Acquisition of US$161 million was converted into Canadian dollars at the rate of C$0.9881 per US$1.00, the noon exchange rate quoted by the Bank of Canada on December 31, 2007. This is the same conversion rate used by the Company in the preparation of its audited consolidated balance sheet as of December 31, 2007. The Company has hedged US$80.0 million of the purchase price at an average rate of C$1.0003 per US$1.00, which hedge transactions are not reflected in the as adjusted column.

(2)	Assuming full subscription under this Offering at an Exercise Price of $0.75 per Subscription Receipt and deemed exercise of Subscription Receipts for Common Shares.

(3)	Catalyst has a $350.0 million secured revolving operating facility which consists of a revolving operating loan with a term expiring in July 2009. As of December 31, 2007, the borrowing base was $309.0 million and after drawings of $47.5 million and outstanding letters of credit of $20.7 million, $240.8 million was available for use under this facility.

(4)	Catalyst has a 50.0% interest in Powell River Energy Inc., a joint venture that owns two hydroelectric dams that supply electricity to Catalyst’s Powell River mill. As of December 31, 2007, Powell River Energy Inc. had outstanding $74.6 million First Mortgage Bonds due July 2009, which are secured by first-ranking mortgages over all of the assets of Powell River Energy Inc., as well as additional subordinated promissory notes in the principal amount of $19.5 million, and a loan payable of $0.5 million. Catalyst consolidates 100% of this joint venture because it is a variable interest entity in which Catalyst is the primary beneficiary.

DESCRIPTION OF OFFERED SECURITIES

Issue of Rights and Record Date

Holders of outstanding Common Shares (“Shareholders”) of record at the close of business on the Record Date will receive Rights on the basis of one Right for each Common Share held at that time. The Rights permit the holders thereof (provided that such holder is resident in an Eligible Jurisdiction, is an exempt U.S. Institution or is an Approved Eligible Holder) to subscribe for and purchase from the Company an aggregate of 167,069,361 Subscription Receipts assuming exercise in full of the Rights issued hereunder. The Rights are fully transferable (subject to certain restrictions in the United States) and divisible by the holders thereof. See “– Sale or Transfer of Rights”.

The Rights will be represented by Rights Certificates that will be issued in registered form. For Shareholders who hold their Common Shares in registered form, a Rights Certificate evidencing the number of Rights to which a holder is entitled and the number of Subscription Receipts which may be obtained on exercise of those Rights will be mailed with a copy of this Prospectus to each Shareholder of record at the close of business on the Record Date. See “– Rights Certificate – Common Shares Held in Registered Form”.

Shareholders that hold their Common Shares through a Participant will not receive physical certificates evidencing their ownership of Rights. On the Record Date, a global certificate representing such Rights will be issued in registered form to, and in the name of, CDS Clearing and Depository Services Inc. (“CDS”) or its nominee, or the Depository Trust & Clearing Corporation (“DTC”) or its nominee, as the case may be. See “– Rights Certificate – Common Shares Held Through CDS or DTC”.

Subscription Basis

For every 1.285 Rights held, the holder thereof is entitled to subscribe for one Subscription Receipt at the Exercise Price of $0.75 per Subscription Receipt. This Exercise Price has been calculated on the basis of the following formula:

Exercise Price = 60% ×	(Market Capitalization of Catalyst (based on VWAP) + Net Proceeds from this Offering)
(# of Common Shares outstanding at the completion of the Trading Observation Period + # of Common Shares to be issued pursuant to this Offering)

For purposes of the foregoing, “VWAP” means the volume weighted average trading price of the Common Shares on the TSX during the “Trading Observation Period”, calculated by dividing the aggregate dollar amount of the trades of Common Shares on the TSX during the Trading Observation Period by the aggregate number of Common Shares traded on the TSX during the Trading Observation Period, and “Trading Observation Period” means the five trading day period ending one business day prior to the business day on which the (final) short form prospectus for this Offering is filed, subject to certain requirements in respect of the commencement date for the Trading Observation Period. This Exercise Price calculation formula was determined by negotiation between the Company and the Standby Purchasers. Any subscription for Subscription Receipts will be irrevocable once submitted and subscribers will be unable to withdraw their subscriptions for Subscription Receipts once submitted.

Fractional Subscription Receipts will not be issued upon the exercise of Rights. Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Subscription Receipts, the holder’s entitlement will be reduced to the next lowest whole number of Subscription Receipts. CDS Participants that hold Rights for more than one beneficial holder may, upon providing evidence satisfactory to the Company, exercise Rights on behalf of its accounts on the same basis as if the beneficial owners of Common Shares were holders of record at the close of business on the Record Date.

Commencement Date and Expiry Date

The Rights will be eligible for exercise commencing on March 12, 2008 (the “Commencement Date”). The Rights will expire at the Expiry Time on the Expiry Date. Holders who exercise the Rights will become holders of Subscription Receipts issued through the exercise of the Rights on the completion of this Offering, which is expected to occur on or before the third business day following the Expiry Date. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRY TIME ON THE EXPIRY DATE WILL BE VOID.

Basic Subscription Privilege

Each Shareholder of record at the close of business on the Record Date is entitled to receive one Right for each Common Share held. For every 1.285 Rights held, the holder (other than an Ineligible Holder or an Ineligible Shareholder) is entitled to acquire one Subscription Receipt under the Basic Subscription Privilege at the Exercise Price by subscribing and making payment in the manner described herein prior to the Expiry Time on the Expiry Date. A holder of Rights that subscribes for some, but not all, of the Subscription Receipts pursuant to the Basic Subscription Privilege will be deemed to have elected to waive the unexercised balance of such Rights and such unexercised balance of Rights will be void and of no value unless the Rights Agent is otherwise specifically advised by such holder at the time the Rights Certificate is surrendered that the Rights are to be transferred to a third party or are to be retained by the holder. Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe pro rata for additional Subscription Receipts (the “Additional Subscription Receipts”), if any, that are not otherwise subscribed for under this Offering pursuant to the Basic Subscription Privilege on a pro rata basis, prior to the Expiry Time on the Expiry Date pursuant to the Additional Subscription Privilege. See “– Additional Subscription Privilege”. Fractional Subscription Receipts will not be issued upon the exercise of Rights. Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Subscription Receipts, the holder’s entitlement will be reduced to the next lowest whole number of Subscription Receipts. Participants that hold Rights for more than one beneficial Shareholder at the close of business on the Record Date may, upon providing evidence satisfactory to the Company and the Rights Agent, exercise Rights on behalf of their accounts on the same basis as if the beneficial owners of Common Shares were holders of record at the close of business on the Record Date.

For Common Shares held through a CDS Participant, a subscriber may subscribe for Subscription Receipts by instructing the CDS Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Exercise Price for each Subscription Receipt subscribed for in accordance with the terms of this Offering to such CDS Participant. Subscriptions for Subscription Receipts made in connection with this Offering through a CDS Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for Subscription Receipts once submitted. Shareholders that hold their Common Shares through a DTC Participant should contact their DTC Participant to determine how Rights may be exercised. Such shareholders should carefully follow the instructions of their DTC Participant in order to exercise their Rights, including instructions regarding when and where the Exercise Price is to be delivered. Participants may have an earlier deadline for receipt of instructions and payment than the Expiry Time on the Expiry Date.

For Common Shares held in registered form, in order to exercise the Rights represented by a Rights Certificate, the holder of Rights must complete and deliver the Rights Certificate to the Rights Agent in accordance with the terms of this Offering in the manner and upon the terms set out in this Prospectus.

The Exercise Price is payable in Canadian dollars by certified cheque, bank draft or money order payable to the order of the Rights Agent. In the case of a subscription through a Participant, the Exercise Price is payable by certified cheque, bank draft or money order payable to the order of such Participant, by direct debit from the subscriber’s brokerage account or by electronic funds transfer or other similar payment mechanism. The entire Exercise Price for Subscription Receipts subscribed for must be paid at the time of subscription and must be received by the Subscription Office prior to the Expiry Time on the Expiry Date. Accordingly, a subscriber subscribing through a Participant must deliver its payment and instructions sufficiently in advance of the Expiry Date to allow the Participant to properly exercise the Rights on its behalf.

Payment of the Exercise Price will constitute a representation to the Company and, if applicable, to the Participant, by the subscriber (including by its agents) that (i) the subscriber is a citizen or resident of an Eligible Jurisdiction, an Exempt U.S. Institution or an Approved Eligible Holder and (ii) the subscriber is not purchasing the Subscription Receipts or the Common Shares issuable upon the deemed exercise of the Subscription Receipts for resale to any person not described in (i) above.

Additional Subscription Privilege

Each holder of Rights who has exercised in full the Basic Subscription Privilege for his, her or its Rights may subscribe for Additional Subscription Receipts, if any, at a price equal to the Exercise Price for each Additional Subscription Receipt.

The number of Additional Subscription Receipts will be the difference, if any, between the total number of Subscription Receipts issuable upon exercise of Rights and the total number of Subscription Receipts subscribed and paid for pursuant to the Basic Subscription Privilege at the Expiry Time on the Expiry Date. Subscriptions for Additional Subscription Receipts will be received subject to allotment only and the number of Additional Subscription Receipts, if any, which may be allotted to each subscriber will be equal to the lesser of (a) the number of Additional Subscription Receipts that such subscriber has subscribed for and (b) the product (disregarding fractions) obtained by multiplying the number of Additional Subscription Receipts available to be issued by a fraction, the numerator of which is the number of Rights previously exercised by the subscriber and the denominator of which is the aggregate number of Rights previously exercised under this Offering by all holders of Rights that have subscribed for Additional Subscription Receipts. If any holder of Rights has subscribed for fewer Additional Subscription Receipts than such holder’s pro rata allotment of Additional Subscription Receipts, the excess Additional Subscription Receipts will be allotted in a similar manner among the holders who were allotted fewer Additional Subscription Receipts than they subscribed for.

To apply for Additional Subscription Receipts under the Additional Subscription Privilege, each holder of Rights must forward their request to the Rights Agent at the Subscription Office or their CDS Participant, as applicable, prior to the Expiry Time on the Expiry Date. Payment for Additional Subscription Receipts, in the same manner as required upon exercise of the Basic Subscription Privilege, must accompany the request when it is delivered to the Rights Agent or a CDS Participant, as applicable. Any excess funds will be returned by mail or credited to a subscriber’s account with its CDS Participant, as applicable, by the Rights Agent, without interest or deduction. Payment of such price must be received by the Rights Agent prior to the Expiry Time on the Expiry Date, failing which the subscriber’s entitlement to such Subscription Receipts will terminate. Accordingly, a subscriber subscribing through a CDS Participant must deliver its payment and instructions to a CDS Participant sufficiently in advance of the Expiry Time on the Expiry Date to allow the CDS Participant to properly exercise the Additional Subscription Privilege on its behalf. Shareholders that hold their Common Shares through a DTC Participant should contact their DTC Participant to determine how to apply for Additional Subscription Receipts under the Additional Subscription Privilege.

Rights and Transfer Agent

The Rights Agent has been appointed the agent of the Company to receive subscriptions and payments from holders of Rights Certificates, to act as registrar and transfer agent for the Subscription Receipts, including the Standby Subscription Receipts, and the Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts and to perform certain services relating to the exercise and transfer of Rights. The Company will pay for the services of the Rights Agent. Subscriptions and payments under this Offering should be sent to the Rights Agent at:

By Mail
CIBC Mellon Trust Company PO Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4

By Hand or by Courier	By Hand or by Courier
199 Bay Street Commerce Court West Securities Level Toronto, Ontario M5L 1G9	1066 West Hastings Street 16th Floor Vancouver, BC V6E 3X1

Enquiries relating to this Offering should be addressed to the Rights Agent by telephone at (416) 643-5500, toll free: 1-800-387-0825 or email: inquiries@cibcmellon.com

Rights Certificate – Common Shares Held Through CDS or DTC

For all Shareholders who hold their Common Shares through a securities broker or dealer, bank or trust company or other Participant in the book based systems administered by CDS or the DTC, a global certificate representing the total number of Rights to which all such shareholders at the close of business on the Record Date are entitled will be issued in registered form to CDS or DTC, as the case may be, and will be deposited with CDS or DTC as the case may be, on the Commencement Date. The Company expects that each beneficial Shareholder will receive a confirmation of the number of Rights issued to him, her or it from his, her or its Participant in accordance with the practices and procedures of that Participant. CDS and DTC will be responsible for establishing and maintaining book-entry accounts for Participants holding Rights.

Neither the Company, nor the Rights Agent will have any liability for (i) the records maintained by CDS, DTC or Participants relating to the Rights or the book-entry accounts maintained by them; (ii) maintaining, supervising or reviewing any records relating to such Rights; or (iii) any advice or representations made or given by CDS, DTC or Participants with respect to the rules and regulations of CDS or DTC or any action to be taken by CDS, DTC or their Participants.

The ability of a person having an interest in Rights held through a Participant to pledge such interest or otherwise take action with respect to such interest (other than through a Participant) may be limited due to the lack of a physical certificate.

Shareholders who hold their Common Shares through a Participant must arrange purchases or transfers of Rights through their Participant. It is anticipated by the Company that each such subscriber of a Subscription Receipt or Right will receive a customer confirmation of issuance or purchase, as applicable, from the Participant through which such Right is issued or such Subscription Receipt is purchased in accordance with the practices and policies of such Participant.

Rights Certificate – Common Shares Held in Registered Form

For all Shareholders whose Common Shares are held in registered form, a Rights Certificate representing the total number of Rights to which each such shareholder is entitled as at the Record Date will be mailed with a copy of this Prospectus to each such shareholder. In order to exercise the Rights represented by the Rights Certificate, such holder of Rights must complete and deliver the Rights Certificate in accordance with the instructions set out under “– How to Complete the Rights Certificate”. Rights not exercised by the Expiry Time on the Expiry Date will be void and of no value.

How to Complete the Rights Certificate

1.	Form 1 – Basic Subscription Right. The maximum number of Rights that may be exercised pursuant to the Basic Subscription Privilege is shown in the box on the upper right hand corner of the face of the Rights Certificate. Form 1 must be completed and signed to exercise all or some of the Rights represented by the Rights Certificate pursuant to the Basic Subscription Privilege. If Form 1 is completed so as to exercise some but not all of the Rights represented by the Rights Certificate, the holder of the Rights Certificate will be deemed to have waived the unexercised balance of such Rights, unless the Rights Agent is otherwise specifically advised by such holder at the time the Rights Certificate is surrendered that the Rights are to be transferred to a third party or are to be retained by the holder.

2.	Form 2 – Additional Subscription Privilege. Form 2 on the Rights Certificate should only be completed and signed if a holder also wishes to participate in the Additional Subscription Privilege. See “– Additional Subscription Privilege.”

3.	Form 3 – Transfer of Rights. Form 3 on the Rights Certificate should only be completed and signed if a holder wishes to transfer the Rights. Signature must be guaranteed by a Schedule I bank, a major trust company in Canada, or a member of an acceptable Medallion Signature Guarantee Program, including STAMP, SEMP, and MSP. Members of STAMP are usually members of a recognized stock exchange in Canada or members of the Investment Dealers Association of Canada. The guarantor must affix a stamp bearing the actual words “Signature Guaranteed.” It is not necessary for a transferee to obtain a new Rights Certificate to exercise the Rights, but the signatures of the transferee on Forms 1 and 2 must correspond in every particular with the name of the transferee (or the bearer if no transferee is specified) as the absolute owner of the Rights Certificate for all purposes. If Form 3 is completed, the Rights Agent will treat the transferee as the absolute owner of the Rights Certificate for all purposes and will not be affected by notice to the contrary.

4.	Form 4 – Dividing or Combining. Form 4 on the Rights Certificate should only be completed and signed if a holder wishes to divide or combine the Rights Certificate, and surrender it to the Rights Agent at the Subscription Office. Rights Certificates need not be endorsed if the new Rights Certificate(s) is issued in the same name. The Rights Agent will then issue a new Rights Certificate in such denominations (totalling the same number of Rights as represented by the Rights Certificate(s) being divided or combined) as are required by the Rights Certificate holder. Rights Certificates must be surrendered for division or combination in sufficient time prior to the Expiry Time on the Expiry Date to permit the new Rights Certificates to be issued to and used by the Rights Certificate holder.

5.	Payment. Enclose payment in Canadian dollars by certified cheque, bank draft or money order payable to the order of “CIBC Mellon Trust Company”. The amount of payment will be $0.75 per Subscription Receipt. Payment must also be included for any Subscription Receipts subscribed for under the Additional Subscription Privilege.

6.	Deposit. Deliver or mail the completed Rights Certificate and payment in the enclosed return envelope addressed to the Rights Agent so that it is received by the Subscription Office listed above before the Expiry Time on the Expiry Date. If mailing, registered mail is recommended. Please allow sufficient time to avoid late delivery. The signature of the Rights Certificate holder must correspond in every particular with the name that appears on the face of the Rights Certificate.

Signatures by a trustee, executor, administrator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Rights Agent. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription will be determined by the Company in its sole discretion, and any determination by the Company will be final and binding on the Company, the Rights Agent and its security holders. Upon delivery or mailing of the completed Rights Certificate to the Rights Agent, the exercise of the Rights and the subscription for Subscription Receipts is irrevocable and subscribers will be unable to withdraw their subscriptions for Subscription Receipts once submitted. The Company reserves the right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Subscription Receipts pursuant thereto could be unlawful. The Company also reserves the right to waive any defect in respect of any particular subscription. Neither the Company nor the Rights Agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will they be liable for the failure to give any such notice. Any holder of Rights that fails to complete a subscription in accordance with the foregoing instructions prior to the Expiry Time on the Expiry Date will forfeit his, her or its Rights and the Basic Subscription Privilege and the Additional Subscription Privilege attached to those Rights.

Undeliverable Rights

Rights Certificates returned to the Rights Agent as undeliverable will not be sold by the Rights Agent and no proceeds of sale will be credited to such holders.

Sale or Transfer of Rights

Holders of Rights in registered form may, instead of exercising their Rights to subscribe for Subscription Receipts, sell or transfer their Rights to any person that is not an Ineligible Holder (as defined herein) by completing Form 3 on the Rights Certificate and delivering the Rights Certificate to the transferee. See “– How to Complete the Rights Certificate – 3. Form 3 – Transfer of Rights”. A permitted transferee of the Rights of a registered holder of a Rights Certificate may exercise the Rights transferred to such permitted transferee without obtaining a new Rights Certificate. If a Rights Certificate is transferred in blank, the Company and the Rights Agent may thereafter treat the bearer as the absolute owner of the Rights Certificate for all purposes and neither the Company nor the Rights Agent will be affected by any notice to the contrary.

Holders of Rights through CDS Participants in Canada who wish to sell or transfer their Rights must do so in the same manner in which they sell or transfer Common Shares. See “– Rights Certificate – Common Shares Held Through CDS or DTC”.

Dividing or Combining Rights Certificates

A Rights Certificate may be divided, exchanged or combined. See “– How to Complete the Rights Certificate – 4. Form 4 – Dividing or Combining”.

Reservation of Subscription Receipts

The Company will, at all times, reserve sufficient unissued Subscription Receipts and will permit the exercise of the outstanding Rights to acquire Subscription Receipts as herein provided during the period beginning on the Commencement Date and ending on the Expiry Date at the Expiry Time.

Dilution to Existing Shareholders

If a Shareholder wishes to retain his, her or its current percentage ownership in the Company and assuming that all Rights are exercised, it should purchase all of the Subscription Receipts for which it may subscribe pursuant to the Basic Subscription Privilege for the Rights delivered under this Offering. If that Shareholder does not do so and other holders of Rights exercise any of their Rights, that Shareholder’s current percentage ownership in the Company may be diluted by the issue of Subscription Receipts under this Offering, and will be diluted upon the deemed exercise of such Subscription Receipts for Common Shares. Shareholders should be aware that TAVIX has agreed to exercise its Basic Subscription Privilege in full and will exercise its Additional Subscription Privilege, to subscribe, for after giving effect to the Basic Subscription Privilege, up to but in no event exceeding such number of Subscription Receipts offered under this Offering as have an aggregate purchase price of $62,500,000.

Ineligible Holders of Rights and Ineligible Shareholders

This Offering is made only in each of the Provinces of Canada and in the U.S. States of California, Colorado, Georgia, Hawaii, Indiana and New York and the District of Columbia (collectively, the “Eligible Jurisdictions”). In other U.S. States Rights may also be exercised by Exempt U.S. Institutions. Shareholders outside of the Eligible Jurisdictions who wish to determine if they are Exempt U.S. Institutions should contact BMO Capital Markets Corp., Attention Catherine Cruz, Telephone 212-702-1937 or Genuity Capital Markets USA Corp., Attention Mark Taylor, Telephone 212-644-1965. Accordingly, neither a subscription under the Basic Subscription Privilege nor under the Additional Subscription Privilege will be accepted from any person, or his, her or its agent who appears to be, or who the Company has reason to believe is, not resident in an Eligible Jurisdiction (an “Ineligible Holder”), except that the Company may accept subscriptions from Exempt U.S. Institutions and in certain circumstances from persons in such jurisdictions if the Company determines that such offering to and subscription by such person or agent is lawful and in compliance with all securities and other laws applicable in the jurisdiction where such person or agent is resident (each, an “Approved Eligible Holder”).

Rights Certificates will not be issued and forwarded by the Company to Shareholders whose registered address is not in an Eligible Jurisdiction (“Ineligible Shareholders”). Ineligible Shareholders will be presumed to be resident in the place of their registered address unless the contrary is shown to the satisfaction of the Company. Ineligible Shareholders will be sent this Prospectus together with a letter advising them that their Rights Certificates will be issued to and held on their behalf by the Rights Agent. The letter will also set out the conditions required to be met, and procedures that must be followed, by Ineligible Shareholders wishing to participate in this Offering. Rights Certificates in respect of Rights issued to Ineligible Shareholders will be issued to and held by the Rights Agent as agent for the benefit of Ineligible Shareholders. The Rights Agent will hold the Rights until 5:00 p.m. (Toronto time) on March 28, 2008 in order to provide Ineligible Shareholders an opportunity to claim the Rights Certificate by satisfying the Company that the issue of Subscription Receipts pursuant to the exercise of Rights will not be in violation of the laws of the applicable jurisdiction. Following such time, the Rights Agent, for the account of registered Ineligible Shareholders, will, prior to the Expiry Time on the Expiry Date, attempt to sell the Rights of such registered Ineligible Shareholders represented by Rights Certificates in the possession of the Rights Agent on such date or dates and at such price or prices as the Rights Agent will determine in its sole discretion.

Beneficial owners of Common Shares registered in the name of a resident of an Ineligible Jurisdiction, who are not themselves resident in an Ineligible Jurisdiction who wish to be recognized as an Approved Eligible Holder and who believe that their Rights Certificates may have been delivered to the Rights Agent, should contact the Rights Agent at their earliest opportunity and in any case in advance of 5:00 p.m. (Toronto time) on March 28, 2008 to request to have their Rights Certificates mailed to them.

The Rights, the Subscription Receipt issuable upon the exercise thereof, the Common Shares issuable upon the deemed exercise of the Subscription Receipts, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Standby Subscription Receipts to the Standby Purchasers as well as the resale of the Standby Subscription Receipts and the Common Shares by the Standby Purchasers following issuance to the Standby Purchasers have not been qualified for distribution in any Ineligible Jurisdiction and, accordingly, may only be offered, sold, acquired, exercised or transferred in transactions not prohibited by applicable securities laws in Ineligible Jurisdictions. Notwithstanding the foregoing, persons located in such Ineligible Jurisdictions may be able to exercise the Rights and purchase Subscription Receipts provided that they furnish an investor letter satisfactory to the Company on or before March 28, 2008. The form of investor letter will be included in the letter sent to holders in such Ineligible Jurisdictions. A holder of Rights in an Ineligible Jurisdiction holding on behalf of a person resident in an Eligible Jurisdiction may be able to exercise the Rights provided the holder certifies in the investor letter that the beneficial purchaser is resident in an Eligible Jurisdiction and satisfies the Company that such subscription is lawful and in compliance with all securities and other applicable laws.

No charge will be made for the sale of Rights by the Rights Agent except for a proportionate share of any brokerage commissions incurred by the Rights Agent and the costs of or incurred by the Rights Agent in connection with the sale of the Rights. Registered Ineligible Shareholders will not be entitled to instruct the Rights Agent in respect of the price or the time at which the Rights are to be sold. The Rights Agent will endeavour to effect sales of Rights on the open market and any proceeds received by the Rights Agent with respect to the sale of Rights net of brokerage fees and costs incurred and, if applicable, the Canadian tax required to be withheld, will be divided on a pro rata basis among such registered Ineligible Shareholders and delivered by mailing cheques (in Canadian dollars) of the Rights Agent therefor as soon as practicable to such registered Ineligible Shareholders at their addresses recorded on the books of the Company. Amounts of less than $10.00 will not be remitted. The Rights Agent will act in its capacity as agent of the registered Ineligible Shareholders on a best efforts basis only and the Company and the Rights Agent do not accept responsibility for the price obtained on the sale of, or the inability to sell, the Rights on behalf of any registered Ineligible Shareholder. Neither the Company nor the Rights Agent will be subject to any liability for the failure to sell any Rights of registered Ineligible Shareholders or as a result of the sale of any Rights at a particular price or on a particular day. There is a risk that the proceeds received from the sale of Rights will not exceed the costs of or incurred by the Rights Agent in connection with the sale of such Rights and, if applicable, the Canadian tax required to be withheld. In such event, no proceeds will be remitted.

Holders of Rights who are not resident in Canada or the United States should be aware that the acquisition and disposition of Rights, the Subscription Receipts issuable on the exercise thereof, the Common Shares issuable upon the deemed exercise of the Subscription Receipts, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Standby Subscription Receipts to the Standby Purchasers may have tax consequences in the jurisdiction where they reside which are not described herein. Accordingly, such holders should consult their own tax advisors about the specific tax consequences of acquiring, holding and disposing of Rights, the Subscription Receipts issuable on the exercise of the Rights, the Standby Subscription Receipts, and the Common Shares issuable upon the deemed exercise of the Subscription Receipts and Standby Subscription Receipts.

Description of Subscription Receipts

The Subscription Receipts will be issued pursuant to and will be governed by the Subscription Receipt Agreement. Each Subscription Receipt will entitle the holder thereof to receive, without payment of additional consideration and without any further action by the holders of the Subscription Receipts, one Common Share following the satisfaction of the Release Conditions. Provided the Release Conditions have been satisfied at or prior to the Release Deadline, all Subscription Receipts will be deemed to be exercised without any further action on the part of the holders.

The Escrowed Funds will be deposited in escrow with the Subscription Receipt Agent, pending satisfaction of the Release Conditions, other than the partial payment of the Snowflake Purchase Price by the Subscription Receipt Agent as directed by Catalyst. The Release Conditions under the Subscription Receipt Agreement are (i) all conditions to the completion of the Snowflake Acquisition having been satisfied or waived, subject only to the payment of the purchase price contemplated in the Snowflake Purchase Agreement; (ii) the Company not having agreed to any amendment of the Snowflake Purchase Agreement or waiver (explicitly or by implication) of any term, condition, right or benefit under the Snowflake Purchase Agreement, in any such case where the absence of such term, condition, right or benefit, or its failure to be satisfied, would have a material adverse effect on the value of the Snowflake Acquisition to the Company (except for amendments or waivers made with the prior consent of the Standby Purchasers and TAVIX, such prior consent not to be unreasonably withheld); (iii) the Company having received a minimum of $125,000,000 in Escrowed Funds; (iv) the Common Shares will be listed and posted for trading on the TSX at the time of the deemed exercise of the Subscription Receipts; and (v) the delivery of the Release and Payment Certificate to the Subscription Receipt Agent (collectively, the “Release Conditions”), at or prior to 5:00 p.m. (Toronto time) on June 16, 2008 (the “Release Deadline”).

Provided the Release Conditions are satisfied at or prior to the Release Deadline, the Escrowed Funds, together with interest thereon, will be released as directed by the Company in partial satisfaction of the Snowflake Purchase Price and all Subscription Receipts will be deemed to be exercised without any further action on the part of the holders. If the Release Conditions are not satisfied at or prior to the Release Deadline or any other Termination Event (as defined herein) occurs prior to the Release Deadline, the Subscription Receipt Agent will return to holders of Subscription Receipts an amount equal to the subscription proceeds for the Subscription Receipts and a termination payment equivalent to their pro rata entitlements to interest on such amount less applicable withholding taxes, if any. Under the Subscription Receipt Agreement, a “Termination Event” will occur if: (i) the Company fails to satisfy the Release Conditions on or before the Release Deadline; (ii) if the Snowflake Purchase Agreement is terminated by any of the parties thereto at any time before the Release Deadline; (iii) the Company advises the Standby Purchasers, TAVIX and the Subscription Receipt Agent, or formally announces to the public by way of a press release, that it does not intend to proceed with the Snowflake Acquisition; or (iv) if any condition contained in the Snowflake Purchase Agreement, the fulfillment or satisfaction of which is outside the control of the Company, has not been and has become incapable of being satisfied prior to the closing date specified in the Snowflake Purchase Agreement and the Standby Purchasers or TAVIX notify the Subscription Receipt Agent and the Company that the Subscription Receipt Agreement is terminated.

The Company has appointed the principal transfer offices of the Subscription Receipt Agent in Toronto and Vancouver as the locations at which the Subscription Receipts may be surrendered for transfer or exchange. Under the Subscription Receipt Agreement, the Company may, subject to applicable law, purchase in the market, by private agreement or otherwise, any of the Subscription Receipts then outstanding, and any Subscription Receipts so purchased will be cancelled.

The Subscription Receipt Agreement provides for adjustment in the number of Common Shares issuable upon the exercise of the Subscription Receipts upon the occurrence of certain events. The Company has covenanted in the Subscription Receipt Agreement that, during the period in which the Subscription Receipts are outstanding, it will give notice to Subscription Receipt holders of certain stated events, including certain events that would result in an adjustment to the number of securities issuable upon exercise of the Subscription Receipts at least 14 days prior to the record date of such event.

The Subscription Receipt Agreement provides that, from time to time, the Company and the Subscription Receipt Agent, without the consent of the Subscription Receipt holders, may amend or supplement the Subscription Receipt Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not prejudice the rights of Subscription Receipt holders. Any amendment or supplement to the Subscription Receipt Agreement that would prejudice the interests of the Subscription Receipt holders may only be made by “extraordinary resolution”, which is defined in the Subscription Receipt Agreement as a resolution either (i) passed at a meeting of the Subscription Receipt holders at which there are Subscription Receipt holders present in person or represented by proxy representing at least 10% of the aggregate number of the then outstanding Subscription Receipts (unless such meeting is adjourned to a prescribed later date due to a lack of quorum, at which adjourned meeting the Subscription Receipt holders present in person or by proxy will form a quorum) and passed by the affirmative vote of Subscription Receipt holders representing not less than 66 2/3% of the aggregate number of all the then outstanding Subscription Receipts represented at the meeting and voted on the poll upon such resolution; or (ii) adopted by an instrument in writing signed by Subscription Receipt holders representing not less than 66 2/3% of the aggregate number of all the then outstanding Subscription Receipts.

No fractional Common Shares will be issued upon the deemed exercise of the Subscription Receipts. Fractional Subscription Receipts will not be issued upon the exercise of Rights. Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Subscription Receipts, the holder’s entitlement will be reduced to the next lowest whole number of Subscription Receipts.

The foregoing summary of certain terms of the Subscription Receipt Agreement, which summary is not intended to be complete, is qualified in its entirety by reference to the full text of the Subscription Receipt Agreement.

Description of Common Shares

The Company is authorized to issue an unlimited number of Common Shares of which 214,684,129 were outstanding on February 28, 2008. Holders of Common Shares are entitled to receive dividends as and when declared by the Company’s Board of Directors and, unless otherwise provided by legislation, are entitled to one vote per share on all matters to be voted on at all meetings of shareholders. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Common Shares are entitled to share rateably in the remaining assets available for distribution after payment of liabilities. The Common Shares are not subject to any future call or assessment and there are no preemptive, conversion or redemption rights attached to the Common Shares.

RISK FACTORS

An investment in the Subscription Receipts, the Standby Subscription Receipts or the Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts is subject to a number of risks in addition to those listed under “Cautionary Statement Regarding Forward-Looking Statements”. Prospective investors in such securities should carefully consider, in light of their own financial circumstances, the risks faced by the Company described in this Prospectus, the documents incorporated by reference herein including without limitation the risk factors set out under the heading “Risk and Uncertainties” in the Company’s management’s discussion and analysis of operating results and financial condition of the Company for the year ended December 31, 2007 and the risk factors set out below. Any of the matters described in the risk factors could have a material adverse effect on the Company’s business, results of operations, business prospects, financial condition, cash flow and its ability to satisfy its obligations under its debts or the market price of the Subscription Receipts, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts.

Risks Associated with the Snowflake Acquisition

Possible Failure to Complete the Snowflake Acquisition

The completion of the Snowflake Acquisition is subject to normal commercial risk and due to unforeseen events, may not be completed. If satisfaction of the Release Conditions does not take place by the Release Deadline, the Subscription Receipt Agent and the Company will repay to the holders of Subscription Receipts an amount equal to the issue price therefore plus a termination payment equal to the pro rata share of the interest actually earned on the Escrowed Funds. Catalyst has agreed to pay the Seller a termination fee of US$6,500,000 (in lieu of all other claims and remedies) if the Snowflake Purchase Agreement is terminated by reason of, among other things, the Oversubscription Agreement or the Standby Purchase Agreement being terminated, or if this Offering is not closed by May 29, 2008, unless, in each case, Catalyst had the right to terminate the Snowflake Purchase Agreement at such time for other reasons. See “The Snowflake Acquisition – Snowflake Purchase Agreement – Termination Fee”.

Possible Failure to Realize the Anticipated Benefits of the Snowflake Acquisition

As described above under “The Snowflake Acquisition”, the Company believes that the Snowflake Acquisition will provide benefits to the Company. However, there is a risk that some or all of the expected benefits of the Snowflake Acquisition will fail to materialize, or may not occur within the time periods anticipated by the Company. The realization of such benefits may be affected by a number of factors, many of which are beyond the control of the Company.

Integration and Ongoing Management of this Additional Operation May Result in Significant Challenges

As a result of the Snowflake Acquisition, additional demands will be placed on Catalyst’s managerial, operational and financial personnel and systems. No assurance can be made that Catalyst’s systems, procedures and controls will be adequate to support the expansion of Catalyst’s operations resulting from the Snowflake Acquisition. Catalyst’s future operating results will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and improve its operational and financial controls and reporting systems.

Catalyst’s integration of Snowflake may result in significant challenges, and Catalyst’s management team may be unable to accomplish the integration smoothly or without spending significant amounts of money. No assurance can be made that Catalyst’s management team will be able to integrate Snowflake successfully. The inability of Catalyst’s management team to successfully integrate Snowflake could be materially adverse to Catalyst.

Possible Failure to Supply the Snowflake Mill with Sufficient Quantities of ONP at an Economic Cost

As described under “The Snowflake Acquisition”, the Company believes that the Snowflake Mill can be supplied with sufficient quantities of ONP to support its full operations. There is a risk that sufficient quantities of ONP will not be available to the Company. There is also a risk that ONP prices will rise beyond the point at which the mill can be operated profitably. The price of ONP may be impacted by a number of factors such as export demand, recovery rates and other factors beyond the control of the Company.

Potential Undisclosed Liabilities Associated with the Snowflake Acquisition

There may be liabilities and contingencies that the Company did not discover in its due diligence prior to the consummation of the Snowflake Acquisition and the Company may not be indemnified, in whole or in part, for, or otherwise be able to recover in respect of, some or all of such liabilities and contingencies. The discovery of material liabilities or contingencies related to Snowflake could be materially adverse to Catalyst.

Native American Water Right Claims in Snowflake, Arizona May Affect Catalyst’s Operations

Snowflake is dependent on the Little Colorado River system for its water requirements. The Little Colorado River Adjudication, filed in 1978, is pending in the Superior Court of Arizona, Apache County. The purpose of this adjudication is to determine the nature, extent and relative priority (if applicable) of the water rights of all claimants to the Little Colorado River system and source. There are more than 3,500 claimants, including Snowflake. Native American tribes and the United States government contend that Snowflake withdrawal and use of water impermissibly interfere with water rights based on applicable U.S. Federal law. The Seller as operator of Snowflake has denied this contention. However, an adverse determination could restrict Snowflake’s access to water.

Risks Associated with this Offering

The Market Price of Securities of Catalyst May Be Subject to Significant Fluctuations Which May be Based on Factors Unrelated to its Financial Performance or Prospects

The trading price of the securities of Catalyst have been and may continue to be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the securities of Catalyst is also likely to be significantly affected by short-term changes in commodity prices, currency exchange fluctuation or in its financial condition or results of operations as reflected in its earnings reports. Other factors unrelated to the performance of Catalyst that may have an effect on the price of the securities of Catalyst include the following: the extent of analytical coverage available to investors concerning the business of Catalyst may be limited if investment banks with research capabilities do not follow Catalyst’s securities; lessening in trading volume and general market interest in Catalyst’s securities may affect an investor’s ability to trade significant numbers of securities of Catalyst; the size of Catalyst’s public float may limit the ability of some institutions to invest in Catalyst’s securities; and a substantial decline in the price of the securities of Catalyst that persists for a significant period of time could cause Catalyst’s securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity. If an active market for the securities of Catalyst does not continue, the liquidity of an investor’s investment may be limited and the price of the securities of Catalyst may decline below the Exercise Price. If such a market does not develop, investors may lose their entire investment in the Rights, Subscription Receipts, Standby Subscription Receipts and Common Shares. As a result of any of these factors, the market price of the securities of Catalyst at any given point in time may not accurately reflect the long-term value of Catalyst.

Securities class-action litigation often has been brought against companies following periods of volatility in the market price of their securities. Catalyst may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Ownership Percentages May be Diluted by this Offering

A holder of Common Shares that does not purchase Subscription Receipts for which the holder may initially subscribe pursuant to the Rights delivered with this Prospectus risks having the holder’s current percentage ownership in Catalyst reduced. If a holder of Common Shares does not exercise such Rights and other holders of Rights exercise any of their Rights, that holder’s current percentage ownership in Catalyst will be diluted by the issue of Subscription Receipts and underlying Common Shares under this Offering.

Future Sales May Affect the Market Price of the Common Shares

In order to finance future operations, the Company may raise funds through the issuance of shares or the issuance of debt instruments or other securities convertible into shares. The Company cannot predict the size of future issuances of Common Shares or the issuance of debt instruments or other securities convertible into shares or the effect, if any, that future issuances and sales of the Company’s securities will have on the market price of the Common Shares.

The Company is Precluded From Paying Dividends Under Outstanding Credit Agreements

The Company has not declared or paid any dividends on its Common Shares since 2001 and, under the terms of the indentures governing certain of Catalyst’s debt obligations, the Company cannot pay dividends at this time. See “– Risks Associated with the Company’s Business – Catalyst’s Substantial Debt May Impair its Financial and Operating Flexibility”. The payment of future dividends, if any, will be reviewed periodically by the Company’s Board of Directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.

Risks Associated with the Company’s Business

Catalyst’s Business is of a Cyclical Nature and its Product Prices May Fluctuate Significantly

The pulp and paper industry is a commodity market in which producers compete primarily on the basis of price. Prices for Catalyst’s products have fluctuated significantly in the past and may fluctuate significantly in the future, principally as a result of market conditions of supply and demand, as well as changes in exchange rates. In addition, demand for Catalyst’s products is traditionally weaker in the first half of the year. The markets for pulp and paper products, including Catalyst’s products, are highly variable and are characterized by periods of excess product supply due to many factors, including:

•	additions to industry capacity;

•	increased industry production;

•	periods of insufficient demand due to weak general economic activity or other causes; and

•	reduced inventory levels held by customers.

Demand for forest products is generally correlated with global economic conditions. In periods of economic weakness, reduced spending by consumers and businesses results in decreased demand for forest products, resulting in lower product prices and possible manufacturing downtime. The North American and global economies and the market for the Company’s products have weakened significantly over a period of several years and market conditions are expected to continue to be challenging in the near term. Newsprint is a mature market in North America and newsprint consumption declined in 2007 by 10.5% from 2006, and 6.3% in 2006 from 2005. The Company believes this decline in newsprint demand will continue, although it is able to mitigate the impact in part through its ability to switch from newsprint to other paper grades. Adverse effects on the demand for the Company’s products may decrease its sales, operating income and cash flows.

Trends in advertising, electronic data transmission and storage, and the internet could have further adverse effects on traditional print media including the Company’s products and those of its customers. The Company’s newspaper, telephone directory and retail customers may make increasing use of other forms of media and advertising instead of newsprint, uncoated mechanical and coated papers made by the Company. The extent to which the use of other media sources will reduce demand for the Company’s products, and the timing of any such reduction, is unknown.

Catalyst’s earnings are sensitive to price changes for its principal products, with the effect of price changes on newsprint and mechanical specialty grades being the greatest. Additionally, even though Catalyst’s costs may increase, its customers may not accept price increases for its products or the prices for its products may decline. As Catalyst’s financial performance is principally dependent on the prices it receives for its products, prolonged periods of low prices, customer refusal to accept announced price increases or significant cost increases may be materially adverse to Catalyst.

Catalyst is Subject to the Risks of Exchange Rate Fluctuations

Nearly all of Catalyst’s sales are based upon prices that are set in U.S. dollars, while a substantial portion of its costs and expenses are incurred in Canadian dollars and its results of operations and financial condition are reported in Canadian dollars. The value of the Canadian dollar in relation to the U.S. dollar has increased significantly in recent years. See “Currency and Exchange Rate Information.” Further increases in the value of the Canadian dollar relative to the U.S. dollar would reduce the amount of revenue in Canadian dollar terms realized by Catalyst from sales made in U.S. dollars. This would reduce Catalyst’s operating margin and the cash flow available to fund its operations and to service the portion of its debt that is denominated in Canadian dollars.

Fluctuations in foreign currencies affect Catalyst’s competitive position in world markets. Apart from the value of the Canadian dollar relative to the U.S. dollar, Catalyst’s competitiveness in world markets is also affected by the relative strength of the currencies of other producing countries compared to the Canadian dollar.

Catalyst is also exposed to currency exchange risk on debt denominated in U.S. dollars, including its existing 8.625% senior notes and 7.375% senior notes. For the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of any U.S. dollar cash and cash equivalents or U.S. dollar denominated debt into Canadian currency. Consequently, Catalyst’s reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses.

Under a Board-approved foreign exchange risk management program, the Company manages a portion of its currency exposure through the use of currency options and forward contracts to hedge anticipated future sales denominated in foreign currencies and U.S.-dollar-denominated debt. The Company’s hedging policy for revenues includes 33.0% to 67.0% of 0- to 12-month and 0% to 25% of 13- to 24-month U.S. dollar net exposure. The revenue hedge program mitigates the impact of any rapid movements in currency by 20.0% to 40.0% over the near term. In addition, the Company considers future U.S. dollar revenues to provide a partial natural hedge for its U.S.-dollar-denominated debt. The Company’s hedging policy for its U.S. dollar denominated debt includes 0% to 50% of U.S. dollar net exposure. However, no assurance can be made that Catalyst will engage in any hedging transactions or, if it decides to engage in any such transactions, that it will be successful in eliminating currency exchange risks and that changes in currency exchange rates will not be materially adverse to Catalyst.

Catalyst Faces Significant Global Competition

The markets for Catalyst’s products are highly competitive on a global basis. For example, for the year ended December 31, 2007, approximately 87% of Catalyst’s pulp sales volume and 38% of its total sales tonnage were derived from markets outside of the United States and Canada In export markets, the Company generally competes with American, European and Asian producers. Many of these competitors are larger and have greater financial resources than Catalyst does and some of the mills operated by Catalyst’s competitors are lower cost producers than the mills Catalyst operates.

In addition, the following factors will also affect Catalyst’s ability to compete:

•	the quality of its products and customer service;

•	its ability to maintain high plant efficiencies and operating rates and thus lower manufacturing costs;

•	the cost of energy; and

•	the availability, quality and cost of fibre and labour.

Some of Catalyst’s competitors have lower energy, fibre and labour costs and fewer environmental and governmental regulations to comply with than Catalyst does. Others are larger in size, allowing them to achieve greater economies of scale on a global basis. If Catalyst is unable to successfully compete on a global basis and achieve sufficient economies of scale, it may be materially adverse to Catalyst.

Catalyst Faces Risks Related to its International Sales

A significant portion of Catalyst’s sales are outside of Canada. For example, approximately 38% of its sales volume for the year ended December 31, 2007 were generated in Asia and Australasia, Europe and other offshore markets. As a result, Catalyst faces a number of risks and challenges, including:

•	the effective marketing of its products in these global regions;

•	fluctuations in foreign currencies which may make its products less competitive in countries in which currencies decline in value relative to the Canadian dollar;

•	restrictive governmental actions such as the imposition of trade quotas, tariffs and other trade barriers and restrictions on transfers of funds;

•	changes in non-Canadian labour laws and regulations affecting its ability to hire, retain or dismiss employees;

•	the need to comply with multiple and potentially conflicting laws and regulations;

•	unfavorable business conditions or political or economic instability in any particular country or region; and

•	difficulty in obtaining distribution and support.

Under the terms of a distribution agreement relating to sales of paper in certain international markets, either party on six-months’ notice may terminate the agreement. If this agreement is terminated, Catalyst will be required to replace the distributor within the notice period in order to minimize disruption to its sales activities in the relevant market. No assurance can be made that Catalyst will be able to replace such distributor, or that it will be able to obtain comparable terms and conditions in any replacement agreement that it enters into.

Catalyst is Exposed to Fluctuations in the Cost and Supply of Wood Fibre

Since the Company has no significant timber holdings, operations are dependent on the supply by third parties of wood fibre. Approximately 48% of the Company’s fibre needs are provided by five suppliers. The Company’s fibre supply could be reduced as a result of events beyond its control, such as industrial disputes, natural disasters, material curtailments and shutdown of operations by suppliers or the Company for market or other reasons. Market-related curtailments or shutdowns can be influenced by both seasonal and cyclical factors such as raw material availability, finished goods inventory levels or interest rates and underlying demand for lumber in key markets.

Long-term fibre agreements with third parties are conducted at market prices or at prices determined under market-based formulas and represent approximately 69% of the Company’s pulp and paper mills’ wood fibre requirements. The solid wood segment of British Columbia’s forest industry has undergone significant consolidation and downsizing. As a result, no assurance can be made that the Company will continue to be able to access wood fibre at the same levels achieved in the past; therefore, costs may be negatively impacted.

In 2007, housing starts in the United States declined 25% from 2006. The weak United States housing market and the decline in other market conditions have caused British Columbia’s lumber producers to reduce their operations. The result is that such producers are not able to supply the Company with wood fibre at historical levels or prices. In early 2008 the Company announced curtailments of some of its operations as a result of its inability to obtain sufficient fibre at cost effective prices to enable it to run at full capacity. Further curtailments may be required if market conditions continue to decline.

The current infestation of the mountain pine beetle in the interior of British Columbia is expected to affect the long-term fibre supply in that region. The beetle attacks lodgepole pine forests and once attacked, pine trees typically die within the year. Approximately 30% of the Company’s fibre supply comes from the British Columbia interior and it is used primarily by the Powell River paper mill and Crofton kraft pulp mill. In three to five year’s time, the infestation could have a significant impact on the availability and cost of fibre used by those mills.

In addition, government regulations and aboriginal issues may also lower the supply of wood fibre. The Province of British Columbia owns approximately 95% of all timberlands and could introduce legislation to reduce wood fibre supply. Aboriginal groups have claimed aboriginal title over substantial portions of British Columbia’s timberlands, including areas where the forest tenures held by the Company’s suppliers are located. Although the renewal of forest tenures held by the Company’s suppliers may be adversely impacted by claims of aboriginal title, the specific impact cannot be estimated at this time.

Catalyst’s Substantial Debt May Impair its Financial and Operating Flexibility

As of December 31, 2007, Catalyst had outstanding approximately $691.2 million of recourse debt on a consolidated basis. This amount excludes non-recourse debt in the amount of $94.6 million as of December 31, 2007 owed by a joint venture in which Catalyst has a 50.0% interest that it consolidates into its accounts because it is a variable interest entity in which Catalyst is the primary beneficiary.

Catalyst has a $350.0 million secured revolving operating facility. As of December 31, 2007, $47.5 million was drawn on the facility and, after giving effect to $20.7 million of outstanding letters of credit, $240.8 million of borrowings was available to Catalyst under this facility. Substantially all of Catalyst’s assets are pledged as security for this secured revolving operating facility.

Catalyst’s debt agreements contain, and future debt agreements will contain, various restrictive and financial covenants, including restrictions on its ability to incur debt, sell assets, make investments, pay dividends, secure liens, enter into transactions with affiliates and enter into mergers and consolidations. All of these restrictions, together with Catalyst’s substantial debt, could:

•	limit its ability to obtain additional financing to fund its growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

•	limit its ability to use operating cash flow in other areas of its business, because it must use a portion of these funds to make principal and interest payments on its debt;

•	increase its vulnerability to interest rate fluctuations because the debt under its secured revolving operating facility is at variable interest rates;

•	limit its ability to compete with competitors who have more flexibility as to the use of their cash flow;

•	limit its ability to make investments or take other actions; and

•	limit its ability to react to changing market conditions, changes in its industry and economic downturns.

Catalyst’s ability to satisfy its debt obligations will depend upon its future operating performance and its ability to obtain additional debt or equity financing, when necessary. Prevailing economic conditions and financial, business and other factors beyond its control may affect Catalyst’s ability to make these payments. For example, depressed market conditions have been and in the future may be materially adverse to Catalyst. If in the future Catalyst cannot generate sufficient cash from operations to meet its obligations, it will need to renegotiate its loan agreements, refinance all or part of its notes, obtain additional financing or sell assets. No assurance can be made that Catalyst’s business will generate sufficient cash flow, that it will be able to obtain the funds necessary to satisfy these obligations or that it will be able to obtain additional or alternative financing.

Similarly, if Catalyst breaches or is unable to meet the restrictions or financial covenants in its secured revolving operating facility, including a minimum consolidated shareholders’ equity threshold, maximum funded debt to capitalization and secured debt to capitalization ratios and in some circumstances a minimum interest coverage ratio, under the indentures relating to its 7.375% senior notes, its 8.625% senior notes or other credit facilities it may enter into in the future, Catalyst would have to cure the default, obtain a waiver of the default or enter into an appropriate amendment to these agreements. If Catalyst is not able to cure such default, obtain such waiver or enter into such amendment, a significant portion of its debt, including all of its secured debt, would become immediately due and payable. As of December 31, 2007, Catalyst was in compliance with the covenants under both its agreement governing its secured revolving operating facility and the indentures governing its 7.375% senior notes and 8.625% senior notes. Catalyst’s fixed charged coverage ratio under the 7.375% senior notes and 8.625% senior notes, calculated on a trailing 12 month basis, was 0.8:1 as of December 31, 2007. If Catalyst’s fixed charge coverage ratio is below 2.0:1, under the terms of these indentures, it may not pay dividends (even if the restricted payments basket is positive, which as stated below was not the case as of December 31, 2007 for its 7.375% senior notes and its 8.625% senior notes) and Catalyst is limited as to the amount of additional debt it may incur. Under Catalyst’s secured revolving operating facility, it is obligated to limit its funded debt to capitalization ratio to 60% at all times, to limit its secured debt to capitalization ratio to 30% at all times, and to maintain its shareholders’ equity above $779.3 million at all times. Catalyst may not have, or be able to obtain, sufficient funds to make accelerated debt payments. No assurance can be made that the Company will be able to effectively cure a breach or obtain debt or equity financing or sell assets as alternative means of responding to a breach.

Catalyst’s secured revolving operating facility provides it with financing at floating interest rates. Future debt instruments may also be based on floating interest rates. The interest rates charged from time to time on that debt depend, in part, upon Catalyst’s credit rating. Accordingly, a credit rating upgrade could reduce Catalyst’s borrowing costs and a downgrade in its credit rating could increase its borrowing costs. An increase in its borrowing costs could be materially adverse to Catalyst.

In addition, as of December 31, 2007, Catalyst’s restricted payments basket under the indenture governing its 8.625% senior notes was negative $189.0 million and its restricted payments basket under the indenture governing its 7.375% senior notes was negative $164.0 million, in both cases as a result of accumulated losses in recent years. Under the covenants contained in these indentures, Catalyst cannot pay dividends unless the balance in these baskets is positive.

Labour Disruptions Could Have a Negative Impact on Catalyst’s Business

Approximately three quarters of the Company’s existing pulp and paper mill employees are members of the Communications, Energy & Paperworkers Union of Canada (“CEP”), the Pulp, Paper and Woodworkers of Canada (“PPWC”) or the Canadian Office and Professional Employees Union (“COPE”) unions. Collective agreements with the CEP and PPWC unions expire in April 2008. The CEP Local 592 maintenance workers and Local 686 paperworkers in the Company’s Port Alberni mill have voted to accept a five-year agreement, subject to the restart of PM4. This agreement and the restart of PM4 were approved by the Company’s Board of Directors on February 13, 2008. Negotiations with the other Locals are ongoing. If an agreement is not reached, a strike or work stoppage by the CEP or PPWC could have a material adverse effect on the Company’s operations. Distribution centre employees are members of the Christian Labour Association of Canada (“CLAC”) and 17 employees at the Port Alberni operations are members of COPE. The collective agreements with each of CLAC and COPE expire in April 2012.

The Company believes its labour relations are strong and does not anticipate labour disruptions in its operations. However, the Company may not be able to negotiate an acceptable agreement with any of the Company’s unions upon expiration of these existing agreements. This could result in a strike or work stoppage by the affected workers. Renewal of agreements could result in higher wages or benefits paid to union members. Therefore, the Company could experience a significant disruption of its operations or higher ongoing labour costs.

Many of the Company’s suppliers and service providers are unionized. Strikes or work stoppages by members of those unions could result in a significant disruption of operations or higher operating costs, which could be materially adverse to Catalyst.

Negotiations between the British Columbia Maritimes Employers’ Association and the International Longshoreman Workers’ Union are on-going. In the event the parties fail to reach a labour agreement and a work stoppage occurs, the Company’s sales to international customers would be disrupted.

Claims of Aboriginal Title and Rights in Canada May Affect Catalyst’s Operations

The Company’s ability to operate its manufacturing facilities may also be affected by aboriginal groups’ claims of aboriginal title and rights. The governments of Canada and British Columbia have established a formal process to negotiate settlements with aboriginal groups throughout British Columbia in order to resolve these land claims. It is the policy of the governments that ownership of lands held in fee simple by third parties such as the Company will not be affected by treaty negotiations. In the case of the Powell River mill, the site has been included in areas to which an aboriginal group has asserted aboriginal title both through treaty negotiations with government and by commencing an action in the Supreme Court of British Columbia. While the Company and other industrial companies have been named as parties in the court proceeding along with the governments of Canada and British Columbia, counsel for the aboriginal group has advised the Company that the plaintiffs are currently negotiating with these two governments and have no intention of proceeding with the action at this time. Based on the history of similar proceedings, the Company expects that it would take many years before a final court decision could be rendered if the court proceeding were pursued.

Recent Supreme Court of Canada decisions have confirmed that the governments of Canada and British Columbia are obligated to consult with and, in certain circumstances, accommodate aboriginal groups whenever there is a reasonable prospect their decisions, such as the decision to issue or amend a regulatory permit, may affect aboriginal groups’ rights or title. This duty of consultation and accommodation may affect the Company’s ability to obtain or amend necessary regulatory permits on a timely basis and may influence the conditions set out in such permits. In mid-2005, the Government of British Columbia initiated a “new relationship” policy related to Aboriginal interests that recognizes the need to find pre-treaty solutions to advance the consultation process and to reconcile governmental interests and Aboriginal interests. This new relationship policy is directed, in part, at improving decision-making affecting land and resource use. It is unclear what, if any, impact the new relationship policy will have on governmental decision making as it affects the Company.

Increases in Energy Costs Could Have a Negative Impact on Catalyst’s Business

The Company is a significant consumer of electrical power. The Company’s electricity supply agreements are provincially regulated, and historically pricing has been very stable. The regulatory commission of the British Columbia Hydro and Power Authority (“BC Hydro”), approved an increase of 1.64% over BC Hydro’s rate prior to July 2006, effective February 1, 2007 and is charging an additional rate rider of 2% on all customer bills for the period February 1, 2007 to March 31, 2008. During the fourth quarter of 2007, BC Hydro proposed rate adjustments for industrial customers under its Stepped Rates program. Under the proposal, the Tier 2 rate would rise from $54.00 to $74.00, and will be accompanied by a proportionate downward adjustment of the Tier 1 rate. For the current BC Hydro fiscal year, the Company is not expected to consume any Tier 2 power. BC Hydro also is proposing a general increase for all customers, intended to take affect April 1, 2008. While the amount of the proposed increases is uncertain, the Company expects BC Hydro rate increases to be more significant in the future in response to a new British Columbia energy policy mandating self-sufficiency by 2016. The Company believes that British Columbia’s electricity rates will continue to be low relative to other regions in North America, although future changes in electricity prices could have a significant impact on the Company’s earnings.

The majority of the Company’s fossil fuels, particularly oil and natural gas, are purchased on the spot market, which can fluctuate significantly depending on various external factors.

A portion of the Company’s exposure to fluctuating fossil fuel prices is managed through the use of financial instruments and physical supply agreements, under a Board-approved energy program. The Company’s energy hedging policy is restricted to 20% to 70% of the net exposure for oil and gas. In addition, the Company reduces its exposure to fossil fuel prices through the use of lower priced alternatives.

Freight charges and chemical expenses also vary with oil and diesel fuel prices.

Catalyst Has Incurred Losses in Recent Periods and May Incur Losses in the Future Which May Affect Ongoing Operations

As of December 31, 2007, Catalyst had recorded net losses in nine of the last 14 quarters. Catalyst believes these losses arose primarily as a result of the strengthening Canadian dollar and, more recently and to a lesser extent, deteriorating market conditions. If Catalyst’s revenues do not increase sufficiently, or even if its revenues increase but it is unable to manage its expenses, it will not achieve and maintain profitability in future periods. Should Catalyst continue to be unable to return to profitability in future periods, it may, over time, need to rely to a greater extent on its secured revolving operating facility and, if necessary, additional sources of funding.

In particular, Catalyst’s pulp operations were, and continue to be, negatively impacted by increases in the foreign exchange rate of the Canadian dollar against the U.S. dollar, which has impacted its sales, which are denominated in U.S. dollars, and increases in the price of fibre and energy. While under current market projections Catalyst expects to continue operating its pulp facilities, deterioration in market conditions or unplanned major capital expenditures may necessitate temporary or permanent curtailment of those facilities.

Catalyst is Subject to Significant Environmental Regulation

Catalyst is subject to extensive environmental laws and regulations. These environmental laws and regulations impose stringent standards on Catalyst regarding, among other things:

•	air emissions;

•	water discharges;

•	use and handling of hazardous materials;

•	use, handling and disposal of waste; and

•	remediation of environmental contamination.

Catalyst may be required to incur substantial costs to comply with environmental laws. Enforcement of existing environmental laws and regulations has become increasingly strict. Some of Catalyst’s operations are also subject to stringent permitting requirements and from time to time it faces opposition to construction or expansion of proposed facilities, such as landfills. Catalyst may discover currently unknown environmental liabilities in relation to its past or present operations or at its current or former facilities, or it may be faced with difficulty in obtaining project approvals in the future. These occurrences may require site or other remediation costs to maintain compliance or correct violations of environmental laws and regulations or result in denial of required permits, or in governmental or private claims for damage to person, property or the environment or civil or criminal fines and penalties or other sanctions.

The federal government of Canada has recently indicated its intent to regulate priority air pollutants and greenhouse gases under the Clean Air Act and the Canadian Environmental Protection Act. The forest products sector is named as one of the targeted sectors for regulation in each case. The impact and associated cost of compliance with this legislation is currently unknown, although it is anticipated that the government will consult with industry before finalizing any regulations.

The Province of British Columbia is a signatory to the Western Climate Initiative, an organization of nine western Provinces and U.S. States, whose mandate is to obtain a 15% reduction in greenhouse gases among member entities by 2020. In addition, the British Columbia government has announced a goal of reducing the provincial inventory of greenhouse gases by 33% by 2020. These organizations are in the early stages of developing policies to achieve their goals. It is too early to determine what their policies will be, the impact on the Company and whether the Company will have a deficit or surplus of carbon credits under any relevant regulatory scheme. On February 20, 2008, the British Columbia government announced a broad-based carbon tax on fossil fuels, commencing July 1, 2008. The Company is continuing to assess the impact of the carbon tax on its operations; however, it expects that the tax will increase its operating costs in 2008 by approximately $3 million, increasing in future years, depending on the Company’s ability to decrease its use of fossil fuel. For further details on the recently announced carbon tax, see “Catalyst Paper Corporation – Recent Developments – British Columbia Carbon Tax”.

Additional regulatory initiatives may be implemented in other jurisdictions to address greenhouse gas emissions and other climate change related concerns. If and to the extent the Company operates or offers its products for sale in such jurisdictions it may be required to incur additional capital expenditures, operating costs or mitigating expenses (such as carbon taxes) to comply with any such initiative.

Catalyst is Dependent on the Supply of Certain Raw Materials

In addition to wood fibre, Catalyst is dependent on the supply of certain chemicals and other inputs used in its production facilities. Any disruption in the supply of these chemicals or other inputs could affect its ability to meet customer demand in a timely manner and would harm its reputation. Any material increase in the cost of these chemicals or other inputs could have a negative impact on Catalyst’s business.

The Company is also a large consumer of ONP. The Company’s ownership of Western Canada’s largest paper recycling facility located in Coquitlam, British Columbia enables it to secure 100% of its recycled fibre needs for its existing mills from this facility. While the supply remains reliable, the pricing is determined by the market and is subject to variability. Demand and prices for ONP have been increasing in recent periods due primarily to increased export demand.

Increases in Capital and Maintenance Expenditures and Equipment Failures Could Have a Negative Impact on Catalyst’s Business

Catalyst’s business is capital intensive. Its annual capital expenditures may vary due to fluctuations in requirements for maintenance, business capital, expansion and as a result of changes to environmental regulations that require capital for compliance. In addition, Catalyst’s senior management and board of directors may approve projects in the future that will require significant capital expenditures. Further, while Catalyst regularly performs maintenance on its manufacturing equipment, key pieces of equipment in its various production processes may still need to be repaired or replaced. The costs of performing maintenance and capital work and repairing or replacing equipment, and the associated down time, could have a negative impact on Catalyst’s business. In addition, Catalyst may temporarily suspend its operations at one or more of its manufacturing facilities to perform necessary maintenance or capital work. These temporary suspensions of operations could affect Catalyst’s ability to meet customer demand in a timely manner. Any such failure to meet customer demand would harm Catalyst’s reputation and could be materially adverse to Catalyst.

Catalyst May Be Subject to Periodic Litigation Which Could Result in Unexpected Expenditures of Time and Resources

Catalyst may from time to time become party to claims and litigation proceedings, which are generally related to contract disputes and employment law. Such matters are subject to many uncertainties and Catalyst cannot predict with assurances the outcomes and ultimate financial impacts of them. There can be no guarantees that actions that may be brought against Catalyst in the future will be resolved in its favour or that the insurance Catalyst carries will be available or paid to cover any litigation exposure. Any losses from settlements or adverse judgments arising out of these claims could be materially adverse to Catalyst.

Catalyst Extends Trade Credit to its Customers and They May Not Pay Catalyst Promptly or in Full

Catalyst extends trade credit to most of its customers to facilitate the purchase of its products. Catalyst relies on the creditworthiness of such customers. The failure of such customers to pay Catalyst promptly and in full under the terms of the trade credit Catalyst extends to them could have a material adverse effect on its business, financial condition, results of operations and cash flow and its ability to satisfy its obligations under its debt.

Consumer Boycotts or Increases in Costs Due to Chain-of-Custody Programs May Adversely Affect Demand for Catalyst’s Products

Some customers have become sensitive to issues related to harvesting of old growth forests and require that Catalyst supply products that are not produced from old growth forests. A growing number of customers want to purchase products that originate from sustainably managed forests, as validated by certification schemes. Catalyst has implemented an independent chain-of-custody system to verify that select paper products at its Crofton, Elk Falls, Port Alberni and Powell River mills contain 100% certified wood fibre. However, in order to meet its customers’ demands Catalyst may be required to establish additional or more stringent chain-of-custody certification programs. This may increase its costs. If Catalyst cannot successfully establish such programs, demand for its products may be adversely affected. Also, Catalyst may be the subject of organized boycotts or similar actions by environmental or other groups, which may adversely affect demand for its products.

Catalyst’s Insurance is Limited and Subject to Exclusions

Catalyst has obtained insurance coverage that it believes would ordinarily be maintained by an operator of facilities similar to its facilities. The insurance policies are subject to limits and exclusions. Damage or destruction to its facilities could result in claims that are excluded by its insurance policies or exceed the limits of its policies.

Catalyst’s Mills are Located in Seismically Active Areas

Since Vancouver and the south coast of British Columbia are located in a seismically active area, Catalyst is particularly susceptible to the risk of damage to, or total destruction of, its existing mills and the surrounding transportation infrastructure caused by earthquakes. Further, Catalyst’s existing mills are located directly adjacent to the ocean, and the south coast of British Columbia is an area that is susceptible to similar damage caused by tsunamis. The Company may not be insured sufficiently to cover the total amount of any losses caused by an earthquake or tsunami. In addition, Catalyst’s insurance against any losses due to interruptions in its operations due to damage to, or destruction of, its mills caused by earthquakes or tsunamis or to major transportation infrastructure disruptions or other natural events that do not occur on its premises is subject to limits and deductions that may limit the amount recoverable.

Post-Retirement Plan Obligations May Affect Catalyst’s Financial Condition

Catalyst maintains a defined benefit pension plan and other post-retirement benefit plans for health care and life insurance. As at December 31, 2007, the underfunded liability relating to the defined benefit pension plan was $99.4 million and the underfunded liability relating to other post-retirement benefit plans was $219.4 million. Post-retirement funding requirements are dependent on various factors, including interest rate levels, asset returns, regulatory requirements for funding purposes, and changes to plan benefits. In 2008, Catalyst is required by law to make a contribution of $15.4 million in excess of its annual pension expense to satisfy a portion of the underfunded liability of the defined benefit pension plan. Catalyst expects to continue to make contributions to fund post-retirement plan obligations and meet legal funding obligations for the defined benefit pension plan. No assurance can be made that the plans’ underfunded liability will not be materially adverse to Catalyst in the future.

A Change of Legal Control of Catalyst Could Be Materially Adverse to Catalyst

Catalyst has issued and outstanding US$400 million principal amount of 8.625% senior notes due June 2011, US$250 million principal amount of 7.375% senior notes due March 2014. The indentures governing the notes contain covenants relating to, among other things, a “Change of Control Triggering Event” of Catalyst. A Change of Control Triggering Event means the occurrence of both a “Rating Decline” and a “Change of Control” (as such terms are defined in the indentures). Upon the Occurrence of a Change of Control Triggering Event, Catalyst is obligated to make an offer to purchase all outstanding notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the Change of Control Payment Date (as defined in the Indentures), in accordance with the procedures set out in the Indentures. If a “Change of Control” and a “Rating Decline” were to occur, Catalyst may not have sufficient resources to fund any required repurchase of notes.

PLAN OF DISTRIBUTION

Each Shareholder of record at the close of business on the Record Date will receive one Right for each Common Share held. This Prospectus qualifies for distribution the Rights, the Subscription Receipts issuable upon the exercise thereof, the Common Share issuable upon deemed exercise of the Subscription Receipts, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Standby Subscription Receipts to the Standby Purchasers, as well as the resale of the Standby Subscription Receipts and the Common Shares by the Standby Purchasers following issuance to the Standby Purchasers.

The Rights are listed and posted for trading on the TSX until 12:00 p.m. (Toronto time) on the Expiry Date. The Subscription Receipts and Standby Subscription Receipts have been conditionally approved for listing subject to the Company fulfilling all of the listing requirements of the TSX. The Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts are listed and will be posted for trading on the TSX upon fulfillment of the Release Conditions.

The Exercise Price calculation formula for the Rights was determined by negotiation between the Company and the Standby Purchasers.

Pursuant to the dealer manager agreement dated February 29, 2008 (the “Dealer Manager Agreement”) among the Company and the Dealer Managers, the Company has retained the Dealer Managers to use reasonable commercial efforts to solicit the exercise of Rights in Canada. Affiliates of the Dealer Managers, including BMO Capital Markets Corp. and Genuity Capital Markets USA Corp., may solicit the exercise of Rights in the United States in the States of California, Colorado, Georgia, Hawaii, Indiana and New York and the District of Columbia. In other U.S. States the affiliates of the Dealer Managers will only solicit the exercise of Rights from, and Rights may only be exercised by, Exempt U.S. Institutions. Shareholders in the United States outside of the Eligible Jurisdictions who wish to determine if they are Exempt U.S. Institutions should contact BMO Capital Markets Corp., Attention Catherine Cruz, Telephone 212-702-1937 or Genuity Capital Markets USA Corp., Attention Mark Taylor, Telephone 212-644-1965. The Dealer Managers or their affiliates may solicit the exercise of Rights in certain other jurisdictions from Approved Eligible Holders. In consideration for such services, the Company has agreed to pay each of the Dealer Managers a fee of $1,000,000 for such services, which fee will be offset by the amount of any fees paid under the Standby Purchase Agreement. In addition, the Company will reimburse the Dealer Managers for certain reasonable expenses and indemnify the Dealer Managers in certain circumstances.

The obligations of the Dealer Managers under the Dealer Manager Agreement may be terminated at the Dealer Managers’ discretion in certain limited circumstances. The Company may complete this Offering notwithstanding the termination of the Dealer Manager Agreement.

The Dealer Managers have severally (and not jointly and severally) agreed to comply with applicable securities legislation, regulations, policy statements, rulings, orders and published notices of the securities regulatory authorities in each of the Provinces of Canada and the rules and by-laws of the TSX in the performance of their duties under the Dealer Manager Agreement.

Under the Standby Purchase Agreement, Catalyst has agreed with the Standby Purchasers not to issue, without the prior written consent of the Standby Purchasers (such consent not to be unreasonably withheld), for a period of 90 days from the closing date of the transactions contemplated by the Standby Purchase Agreement, any Common Shares or securities convertible into Common Shares except (i) the Rights, the Subscription Receipts issuable upon exercise of the Rights, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts qualified under this Prospectus; (ii) the grant of options under Catalyst’s stock option plan or the grant of restricted share units under its restricted share unit plan; (iii) Common Shares issuable pursuant to the exercise of options granted under Catalyst’s unit option plan or the exercise of restricted share units under its restricted share unit plan; (iv) Common Shares issuable pursuant to outstanding convertible securities of Catalyst; and (v) Common Shares issued in connection with the acquisition by Catalyst or an affiliate of Catalyst of any property, business or assets or the issued and outstanding share capital of any person.

Pursuant to policy statements of certain securities regulators, the Standby Purchasers may not, throughout the period of distribution, bid for or purchase Subscription Receipts or Common Shares. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Subscription Receipts or Common Shares (as the case may be). These exceptions include bids or purchases permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Market Regulation Services Inc. relating to market stabilization and passive market making activities and bids or purchases made for and on behalf of a customer where the order was not solicited during the period of distribution. Under the first mentioned exception, in connection with this Offering, the Standby Purchasers may effect transactions that stabilize or maintain the market price of the Subscription Receipts or Common Shares (as the case may be) at levels other than those which might otherwise prevail in the open market. Those transactions, if commenced, may be interrupted or discontinued at any time.

RELATIONSHIP BETWEEN THE COMPANY AND A CERTAIN DEALER MANAGER

Certain of the Dealer Managers and their affiliates have in the past provided and may from time to time in the future provide certain commercial banking, financial advisory, investment banking and other services for the Company for which they will be entitled to receive separate fees. An affiliate of BMO, along with certain other lenders, is a lender to the Company pursuant to a credit agreement dated July 19, 2002 related to the Company’s secured revolving operating facility (the “Facility”). Accordingly, the Company may be considered a “connected issuer” of BMO within the meaning of applicable Canadian securities laws. As of December 31, 2007, there was $47.5 million drawn under the Facility and outstanding letters of credit in the amount of $20.7 million. As of the date hereof, the Company is in material compliance with the terms and conditions of the Facility. Since the execution of the Facility, the lenders have not waived a breach, on the part of the Company, of the Facility. Substantially all of Catalyst’s assets are pledged to secure amounts outstanding under the Facility. In addition, BMO is acting as advisor to the Company in connection with the Snowflake Acquisition and will receive a customary fee for its services in such capacity.

The decision to distribute the securities offered hereby and the determination of the terms of the Offering were made through negotiations between the Company and the Standby Purchasers. The lender under the Facility, of which BMO is an affiliate, did not have any involvement in such decision or determination. Other than as described in this Prospectus, none of the Dealer Managers or their affiliates will receive any benefit from this Offering except for the Dealer Managers’ respective portions of the Standby Purchaser Fee and the Dealer Manager Fee.

OVERSUBSCRIPTION COMMITMENT

Under the Oversubscription Agreement, Third Avenue Trust, on behalf of TAVIX, has agreed that it will exercise its Basic Subscription Privilege in full and it will exercise its Additional Subscription Privilege to subscribe for, after giving effect to the exercise of its Basic Subscription Privilege, up to but in no event exceeding such number of Subscription Receipts offered under this Offering as have an aggregate purchase price of $62,500,000 pursuant to and subject to the limitations contained in the Oversubscription Agreement. For purposes of clarification, TAVIX will not subscribe for Subscription Receipts in an amount which, when combined with Subscription Receipts acquired by TAVIX pursuant to the exercise of its Basic Subscription Privilege, together with the aggregate amount of Subscription Receipts subscribed for by other shareholders of Catalyst for which Third Avenue Management LLC acts as investment adviser (collectively, “Other TAM Clients”) through their respective exercise of their separate Basic Subscription Privileges and Additional Subscription Privileges, would cause the total subscriptions by TAVIX and such Other TAM Clients to exceed $62,500,000 or 50% of this Offering, whichever is less.

TAVIX has provided customary representations, warranties and covenants under the Oversubscription Agreement. TAVIX will be entitled, by giving written notice to Catalyst any time prior to the time at which it is required to subscribe for Subscription Receipts under the Oversubscription Agreement, to terminate and cancel, without any liability on its part, its obligations under the Oversubscription Agreement, if the Standby Purchase Agreement is terminated by Catalyst or either of the Standby Purchasers. If Catalyst, at any time and in its sole discretion, decides not to proceed with this Offering, it will be entitled, by giving written notice to TAVIX, to terminate and cancel the Oversubscription Agreement.

Catalyst has entered into a registration rights agreement with Third Avenue Trust, on behalf of TAVIX, dated February 10, 2008 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, Catalyst has agreed upon the request of TAVIX during a ten year period that commences upon completion of the Snowflake Acquisition to effect up to six demand qualifications of “Qualifiable Securities”. Qualifiable Securities consist of Common Shares owned by TAVIX and, to the extent necessary to permit resale under applicable law, certain Other TAM Clients as at the date of such agreement together with any additional Common Shares acquired as a result of the purchase of Subscription Receipts under this Offering. Such qualification will be made in Canada and in the United States utilizing, if available, a registration on Form F-10 or such other form as may be adopted from time to time under the Canada-United States multi-jurisdictional disclosure system. The Company is not required to effect a demand qualification unless the securities to be so qualified constitute at least 20% of the Qualifiable Securities owned by TAVIX and the Other TAM Clients at the time of closing of the Snowflake Acquisition or have an aggregate market price of at least $20 million. TAVIX and the Other TAM Clients have also been granted piggyback rights in connection with treasury offerings by Catalyst provided that the qualification of such additional securities will not in the good faith judgment of the underwriters materially and adversely effect the proposed offering. Under the Registration Rights Agreement, the Company is responsible for all expenses incurred in connection with the secondary qualification of such Qualifiable Securities other than underwriters’ fees or fees of more than one Canadian and U.S. counsel representing the selling shareholders. The Company has agreed to indemnify

TAVIX in the event that the prospectus or any registration statement made in connection with the qualification of the Qualifiable Securities under the Registration Rights Agreement contains a misrepresentation (other than a misrepresentation with respect to information provided to the Company by TAVIX) and in certain other circumstances.

As of February 10, 2008, TAVIX owned approximately 18.67% of the Common Shares outstanding. Together with the Common Shares owned by Other TAM Clients, as of February 10, 2008, Third Avenue Management LLC had investment authority over an aggregate of approximately 35.46% of the outstanding Common Shares. Assuming TAVIX subscribes for the maximum number of Subscription Receipts which it is obligated to purchase under the Oversubscription Agreement and such Subscription Receipts are deemed to be exercised into Common Shares, TAVIX, together with its affiliates and certain investment funds and other accounts managed or controlled by Third Avenue Management LLC, would own approximately 41.77% of the outstanding Common Shares. TAVIX is an insider of the Company.

STANDBY COMMITMENT

Under the Standby Purchase Agreement, each of the Standby Purchasers has severally (and not jointly and severally) agreed, subject to certain terms and conditions, to purchase at the Exercise Price up to an aggregate of not more than 50% of the Subscription Receipts offered and that are not otherwise purchased pursuant to this Offering including those purchased by TAVIX pursuant to the Oversubscription Agreement. In consideration of their commitment to purchase the Standby Subscription Receipts, the Standby Purchasers will be entitled to commitment fees in the aggregate of the Standby Purchaser Fee (as defined herein). The Standby Purchasers have severally (and not jointly and severally) agreed to acquire the Standby Subscription Receipts under the Standby Purchase Agreement on a pro rata basis as between each of the Standby Purchasers, up to but in no event exceeding, in the case of each Standby Purchaser, 25% of the Subscription Receipts offered under this Offering.

Each of the Standby Purchasers has provided customary representations, warranties and covenants under the Standby Purchase Agreement. Each of the Standby Purchasers may terminate its obligations under the Standby Purchase Agreement at any time prior to the closing time under the Standby Purchase Agreement in certain circumstances, including if: (i) final listing approval from the TSX for the Rights is not obtained by Catalyst at least two days prior to the Record Date, or conditional listing approval from the TSX in respect of the Subscription Receipts, the Common Shares underlying the Subscription Receipts, the Standby Subscription Receipts and the Common Shares underlying the Standby Subscription Receipts is not obtained prior to or on the closing date of the transactions contemplated by the Standby Purchase Agreement; (ii) the Common Shares, Subscription Receipts or Rights are de-listed or suspended or halted for trading for a period greater than one business day for any reason by the TSX at any time prior to the closing of this Offering; (iii) any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a governmental entity pursuant to applicable laws in relation to Catalyst or any of its subsidiaries, or in relation to any of the directors or officers of Catalyst or any of its subsidiaries, any of which suspends or ceases trading in the Rights, Subscription Receipts or Common Shares for a period greater than one business day or operates to prevent or restrict the lawful distribution of the Rights, Subscription Receipts, the Standby Subscription Receipts and the Common Shares issuable upon the deemed exercise of the Subscription Receipts and the Standby Subscription Receipts; (iv) any order is issued by a governmental entity pursuant to applicable laws, or if there is any change of law, either of which suspends or ceases trading in the Rights, Subscription Receipts or Common Shares for a period greater than one business day or operates to prevent or restrict the lawful distribution of the Rights, Subscription Receipts or Common Shares; (v) there is a catastrophe of national or international consequence or, any law or other occurrence of any nature whatsoever which, in the reasonable opinion of the Standby Purchasers, seriously adversely affects, or will seriously adversely affect, the financial markets in Canada; (vi) there is any change, development, event or occurrence with respect to the business, condition (financial or otherwise), properties, assets, liabilities, operations or results of operations of the Company and its subsidiaries, on a consolidated basis, that is, or would reasonably be expected to be, material and adverse to Catalyst and its subsidiaries, on a consolidated basis, (vii) the conditions to closing in favour of the Standby Purchasers have not been satisfied by the earlier of 45 days following the determination of the Exercise Price and April 21, 2008 or become incapable of being satisfied by the earlier of such dates; (viii) any condition contained in the Snowflake Purchase Agreement, the fulfillment or satisfaction of which is outside the control of Catalyst has not been and has become incapable of being satisfied prior to the closing date specified therein; and (ix) this Offering is not completed by the earlier of 45 days following determination of the Exercise Price and April 21, 2008. The Company also has the right to terminate the Standby Purchase Agreement in certain circumstances. The Company has agreed to indemnify the Standby Purchasers for certain matters including any and all damages and costs arising by reason of any misrepresentations in this Prospectus, any order or investigation made based on a misrepresentation in this Prospectus, non-compliance with securities laws by the Company (in each case, other than as caused or contributed to by a Standby Purchaser) and any breach or default of the Company under the Standby Purchase Agreement.

Catalyst has paid each of the Standby Purchasers $312,500 upon the execution of the Standby Purchase Agreement (representing an aggregate fee paid to the Standby Purchasers of $625,000), and Catalyst has agreed to pay each of the Standby Purchasers the following amounts:

(a)	a payment of $468,750 on the closing date under the Standby Purchase Agreement (representing an aggregate fee payable to the Standby Purchasers of $937,500); and

(b)	a payment of $468,750 immediately upon the conversion of the Subscription Receipts and the Standby Subscription Receipts into Common Shares (representing an aggregate fee payable to the Standby Purchasers of $937,500)

(collectively, the “Standby Purchaser Fee”),

provided that no fees are payable pursuant to (a) and (b) above in the event that the Standby Purchase Agreement is terminated as a result of any catastrophe of national or international consequence or, any law or other occurrence of any nature whatsoever which, in the reasonable opinion of the Standby Purchasers, seriously adversely affects, or will seriously adversely affect, the financial markets in Canada. In the event that the Standby Purchase Agreement is terminated by either Standby Purchaser for any of the reasons described above, the fees set out in (a) and (b) above will be immediately payable in full unless terminated as a result of any condition contained in the Snowflake Purchase Agreement, the fulfillment or satisfaction of which is outside the control of Catalyst, not being and becoming incapable of being satisfied prior to the closing date specified therein, in which case the fees payable pursuant to (a) and (b) above will be reduced to $437,500 to be paid to each of the Standby Purchasers (representing an aggregate additional fee payable to the Standby Purchasers of $875,000). Catalyst may also terminate the Standby Purchase Agreement if it decides not to proceed with this Offering provided it has used its reasonable commercial efforts to comply with its obligations under the Standby Purchase Agreement. In such event, Catalyst will be obligated to pay the same amounts on account of the Standby Purchaser Fee as if the Standby Purchase Agreement were terminated by the Standby Purchasers, as described above.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to the Company, and Goodmans LLP, counsel to the Dealer Managers, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Tax Act generally applicable to holders who, for the purposes of the Tax Act and at all relevant times, hold their Rights received under this Offering, Subscription Receipts received on the exercise of Rights, Standby Subscription Receipts received on resale from the Standby Purchasers and Common Shares acquired on the deemed exercise of Subscription Receipts and Standby Subscription Receipts or on resale from the Standby Purchasers, as capital property, are not affiliated with the Company, and deal with the Company at arm’s length (a “Holder”). A Right, Subscription Receipt, Standby Subscription Receipt or Common Share will generally be capital property to a Holder unless it is held in the course of carrying on a business of trading in or dealing in securities, or it has been acquired in a transaction or transactions considered to be an adventure in the nature of trade. Certain Holders who are resident of Canada and whose Common Shares do not otherwise qualify as capital property may in certain circumstances make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Common Shares and every “Canadian security” (as defined in the Tax Act) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. This summary is not applicable to a Holder that is a “financial institution”, within the meaning of subsection 142.2(1) of the Tax Act, a “specified financial institution”, within the meaning of subsection 248(1) of the Tax Act, an interest in which is a “tax shelter investment”, within the meaning of subsection 143.2(1) of the Tax Act or that makes a functional currency reporting election pursuant to section 261 of the Tax Act.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) (“Tax Proposals”) before the date of this Prospectus, and the current published administrative practices of the Canada Revenue Agency. No assurance can be made that the Tax Proposals will be enacted in the form proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Rights, Subscription Rights, Standby Subscription Receipts or Common Shares. Accordingly, holders of Rights, Subscription Receipts, Standby Subscription Receipts or Common Shares should consult their own tax advisors about the specific tax consequences to such holders of acquiring, holding and disposing of Rights, Subscription Receipts, Standby Subscription Receipts or Common Shares.

Residents of Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax convention, is or is deemed to be resident in Canada at all relevant times (a “Canadian Holder”).

Distribution of Rights

A Canadian Holder who receives Rights pursuant to this Offering will not be required to include the value of such Rights in computing the holder’s income for purposes of the Tax Act.

Disposition of Rights

A Canadian Holder who disposes of or is deemed to dispose of a Right (otherwise than by exercise of the Right) will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Right to the Canadian Holder. Rights received by a Canadian Holder pursuant to this Offering will have an adjusted cost base of nil. The cost of Rights acquired by a Canadian Holder otherwise than pursuant to this Offering will be averaged with the adjusted cost base of all other Rights held by that Canadian Holder as capital property for the purposes of determining the adjusted cost base to that Canadian Holder of each Right so held.

Exercise of Rights

The exercise of a Right will not be a disposition for purposes of the Tax Act, with the result that no gain or loss will be realized by a Canadian Holder upon the exercise of a Right. The adjusted cost base, if any, of the Right so exercised will be added in computing the cost of the Subscription Receipt acquired upon the exercise of the right.

Expiry of Rights

The expiry of an unexercised Right will result in a capital loss to the Canadian Holder equal to the adjusted cost base, if any, of the Right immediately before its expiry. Any such capital loss will be subject to the treatment described below under “Treatment of Capital Gains and Capital Losses”.

Subscription Receipts and Standby Subscription Receipts

Subscription Receipts acquired by a Canadian Holder upon the exercise of a Right will have a cost equal to the aggregate of the Exercise Price paid for such Subscription Receipts and the adjusted cost base to such holder of the Right so exercised. Subscription Receipts otherwise purchased by a Canadian Holder on resale from the Standby Purchasers will have an adjusted cost base to the Canadian Holder equal to such purchase price, together with any reasonable acquisition costs.

For the purposes of determining the adjusted cost base to a Canadian Holder of each Subscription Receipt and Standby Subscription Receipt acquired by such Canadian Holder, the cost of each Subscription Receipt and Standby Subscription Receipt must be averaged with the adjusted cost base to the Canadian Holder of all other Subscription Receipts and Standby Subscription Receipts held as capital property by the Canadian Holder. A disposition or deemed disposition by a Canadian Holder of a Subscription Receipt or a Standby Subscription Receipt generally will result in the Canadian Holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition are greater (or less) than the aggregate of the Canadian Holder’s adjusted cost base thereof and any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is the same as described below under “Treatment of Capital Gains and Capital Losses”. No gain or loss will be realized by a holder on the acquisition of a Common Share evidenced by a Subscription Receipt or a Standby Subscription Receipt.

Termination of Subscription Receipts and Standby Subscription Receipts

As described above under “Description of Offered Securities – Description of Subscription Receipts”, if the Release Conditions are not satisfied on or before the Release Deadline, the Subscription Receipts and Standby Subscription Receipts will terminate, and the holders of Subscription Receipts and Standby Subscription Receipts will be entitled to receive the Exercise Price together with a termination payment equivalent to the interest thereon from the Company. The Canadian Holder will be considered to have realized a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition realized on the termination of the Subscription Receipts and Standby Subscription Receipts, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Subscription Receipts and Standby Subscription Receipts to the Canadian Holder. The Exercise Price paid to the Canadian Holder will constitute proceeds of disposition for these purposes. Although the matter is not free from doubt, the receipt of a payment in the nature of the termination payment may be included in the income of the Canadian Holder and excluded from the Canadian Holder’s proceeds of disposition. Alternatively, it is possible that the receipt of the termination payment could be taxed as proceeds of disposition of a Canadian Holder’s rights under the Subscription Receipts and Standby Subscription Receipts. Canadian Holders who receive the termination payment should consult their own tax advisors in this regard.

Common Shares

A Common Share acquired by a Canadian Holder in respect of a Subscription Receipt or a Standby Subscription Receipt will have a cost equal to the cost of the Subscription Receipt or a Standby Subscription Receipt. Common Shares purchased by a Canadian Holder on resale from the Standby Purchasers will have an adjusted cost base to the Canadian Holder equal to such purchase price.

For the purposes of determining the adjusted cost base of each Common Share held by a Canadian Holder, the cost of all Common Shares held by the Canadian Holder must be averaged with the cost of all other Common Shares held as capital property by that holder.

Dividends received or deemed to be received on Common Shares by an individual will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from a taxable Canadian corporation. Such dividends will be eligible for the enhanced gross-up and dividend tax credit if the recipient receives written notice from the Company designating the dividend as an “eligible dividend” within the meaning of the Tax Act.

Dividends received or deemed to be received on Common Shares by a Canadian Holder that is a corporation will be included in computing the corporation’s income and will generally be deductible in computing the taxable income of the corporation. A corporation which is a “private corporation” or a “subject corporation” for purposes of the Tax Act may be liable to pay a refundable tax of 33 1/3% on dividends received or deemed to be received to the extent such dividends are deductible in computing the corporation’s taxable income.

Disposition of Common Shares

On a disposition or a deemed disposition of a Common Share, a Canadian Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share to the Canadian Holder. The tax treatment of any such capital gain (or capital loss) is the same as described below.

Treatment of Capital Gains and Capital Losses

One-half of the amount of any capital gain (a “taxable capital gain”) realized by a Canadian Holder in a taxation year must be included in computing the holder’s income in that year, and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian Holder in a taxation year generally may be deducted from taxable capital gains realized by the Canadian Holder in that year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by a Canadian Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on the Common Share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a Canadian Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares and where a trust is a member of a partnership or a partnership or trust is a beneficiary of a trust. Canadian Holders to whom these rules may be relevant should consult their own tax advisors.

A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for a refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

Non-Residents of Canada

The following summary is generally applicable to a holder (a “Non-Resident Holder”) of Rights received under this Offering, Subscription Receipts received on the exercise of Rights, Standby Subscription Receipts received on resale from the Standby Purchasers, and Common Shares received on the deemed exercise of Subscription Receipts and Standby Subscription Receipts or on resale from the Standby Purchasers who, at all relevant times for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold such Rights, Subscription Receipts, Standby Subscription Receipts or Common Shares in connection with carrying on a business in Canada. Special rules which are not discussed in this summary, may apply to a non-resident insurer carrying on business in Canada and elsewhere.

The issuance of Rights to a Non-Resident Holder will not be subject to Canadian withholding tax and no other tax will be payable under the Tax Act by a Non-Resident Holder in respect of the receipt of Rights. A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Rights or of Subscription Receipts, Standby Subscription Receipts or Common Shares unless the property disposed of constitutes “taxable Canadian property” of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable tax treaty or convention. So long as the Common Shares are listed on a prescribed stock exchange (which includes the TSX), the Common Shares generally will not constitute taxable Canadian property of a Non-Resident Holder unless, at any time during the 60-month period immediately preceding their disposition, the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, nor the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company. Rights, Subscription Receipts and Standby Subscription Receipts generally will not constitute taxable Canadian property of a Non-Resident Holder unless the Rights, Subscription Receipts and Standby Subscription Receipts are exercisable for or entitle the Non-Resident Holder to receive 25% or more of any class or series of shares of the capital stock of the Company or unless, at any time during the 60-month period immediately preceding their disposition, the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length nor the Non-Resident Holder together with all such persons, owned not 25% or more of the issued shares of any class or series of shares of the capital stock of the Company.

Dividends on Common Shares received by a Non-Resident Holder will be subject to a non-resident withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable tax treaty or convention. If the Release Conditions are not satisfied before the Release Deadline, the return of that exercise price together with a termination payment from the Company will not be subject to tax in Canada to a Non-Resident Holder.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences relevant to the receipt, exercise, termination or disposition of Rights (which, for purposes of this discussion, will include any Additional Subscription Privileges) and the ownership and disposition of Common Shares, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions) as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. The Company has not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be made that the IRS will agree with such statements and conclusions.

This summary applies only if a prospective investor will hold the Rights and/or the Common Shares as capital assets. This summary also does not address the tax considerations arising under the laws of any country other than the United States, any United States state, or any local jurisdiction. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	brokers or dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign (non-United States) persons or entities;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	expatriates and certain former citizens or long-term residents of the United States;

•	holders whose functional currency is not the U.S. dollar;

•	persons holding the Rights and/or Common Shares as part of a hedging, straddle, conversion or constructive sale transaction or other risk reduction transactions;

•	grantor trusts;

•	real estate investment trusts or regulated investment companies; or

•	persons who are resident or ordinarily resident in Canada.

Further, the following assumes that a prospective investor will not, due to the particular circumstances of that investor, be restricted from receiving the Rights under applicable securities laws. Prospective investors should consult their tax advisors about the United States federal, state, local and foreign tax consequences to them of the exercise or disposition of the Rights and of the ownership and disposition of the Common Shares.

The summary below applies to a prospective investor only if such investor is a beneficial owner of Rights and/or Common Shares not resident in Canada for purposes of the income tax treaty between the United States and Canada (the “U.S. Tax Treaty”) and such investor is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a United States court and the control of one or more United States persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Rights

Receipt of Rights

Under section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. In particular, a common shareholder who receives a right to acquire common shares generally will be treated as having received a taxable dividend if a shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution of cash or other property. For the purposes of the preceding sentence, the term “shareholder” includes holders of warrants, options and convertible securities. The application of this rule is complex and subject to some uncertainty if a corporation has warrants, options or convertible securities outstanding. While the issue is not free from doubt, the Company believes that the distribution of the Rights should be treated as a non-taxable stock dividend under section 305(a) of the Code and the Company and its agents (including the depositary) intend to treat the distribution of the Rights consistent with this belief. The following discussion assumes that the Company’s position is respected, and that the prospective investors are not subject to United States federal income tax on the receipt (or deemed receipt) of a Right. However, the Company’s position is not binding on the IRS and no assurance can be made that the IRS will not disagree with such position. If the Company’s position were finally determined by the IRS or a court to be incorrect, the fair market value of the Rights a prospective investor receives would be taxable to that investor as a dividend in the manner described below under “– Taxation of Common Shares – Dividends”. Prospective investors are strongly urged to consult their tax advisors regarding the risk of having a taxable distribution as a result of the receipt of the Rights.

Sale or Other Disposition of Rights

Upon a sale or other disposition of a Right, an investor will recognize capital gain or loss in an amount equal to the difference between the amount realized and the investor’s adjusted tax basis in the Right.

The amount realized on a sale or other disposition of a Right for cash generally will be the amount of cash an investor receives in exchange for such Right. If the consideration an investor receives for the Right is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment an investor receives determined by reference to the spot exchange rate in effect on the date of the sale or other disposition or, if the Right sold or exchanged is traded on an “established securities market” and an investor is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date.

If the fair market value of the Rights on the date of their distribution equals or exceeds 15% of the fair market value on such date of the Common Shares with respect to which the Rights are distributed, an investor’s tax basis in such Common Shares must be allocated between such Common Shares and the Rights. Such an allocation must be made in proportion to the fair market value of the Common Shares and the fair market value of the Rights on the date the Rights are distributed.

If the fair market value of the Rights on the date of their distribution is less than 15% of the fair market value on such date of the Common Shares with respect to which the Rights are distributed, an investor’s tax basis in such Rights will be zero and an investor’s basis for the Common Shares with respect to which the Rights are distributed will remain unchanged. Notwithstanding the foregoing sentence, however, an investor may affirmatively elect (in a statement attached to an investor’s United States federal income tax return for the year in which the Rights were received) to allocate to the Rights a portion of an investor’s basis in such Common Shares in the manner described in the immediately preceding paragraph. Any such election is irrevocable and must be applied to all of the Rights an investor receives pursuant to this Rights Offering.

Subject to the passive foreign investment company rules discussed below, any gain or loss an investor recognizes on the sale or other disposition of a Right to a third party will be long-term capital gain or loss if an investor’s holding period in the Right is deemed to be greater than one year. An investor’s holding period in a Right will be deemed to have begun on the same date as that of the Common Share with respect to which an investor received such Right. Any gain or loss will generally be treated as U.S. source gain or loss. The deductibility of capital losses is subject to limitations.

An investor’s tax basis in any foreign currency an investor receives on the sale or other disposition of a Right will be equal to the U.S. dollar amount that an investor realized on the sale or disposition. Any gain or loss an investor realizes on a subsequent conversion of foreign currency generally will be U.S. source ordinary income or loss.

Termination of Rights

Notwithstanding the foregoing, if an investor allows a Right to expire without the Right being exercised, sold or exchanged by an investor or on an investor’s behalf, the Right should be deemed to have no tax basis and an investor will not realize any loss upon the expiration of such Right.

Exercise of Rights

The exercise of a Right by an investor will not be a taxable transaction for United States federal income tax purposes. An investor’s initial basis in a Subscription Receipt acquired upon exercise of a Right generally will be equal to the amount of cash (in U.S. dollar value of the Canadian dollar denominated exercise price determined on the date of purchase) plus an investor’s basis (if any) in the Right in U.S. dollars. If a Subscription Receipt is treated as traded on an “established securities market” and an investor is either a cash basis taxpayer, or an accrual basis taxpayer who has made a special election, an investor will determine the U.S. dollar value of the Canadian dollars paid for such Subscription Receipt by translating the amount paid at the spot rate of exchange on the settlement date of the exercise. The holding period for Subscription Receipts acquired on the exercise of a Right will begin on the date of exercise.

Taxation of Subscription Receipts

     Termination of Subscription Receipts

In the event that the Release Conditions are not satisfied at or prior to the Release Deadline or any Termination Event occurs prior to the Release Deadline and an investor receives an amount equal to the price paid for a Subscription Receipt plus such investor’s pro rata entitlement to interest on such amount, such investor will recognize income in the amount of such investor’s share of such earnings. If an investor receives an interest payment in Canadian dollars, such investor will be required to include in income the U.S. dollar value of such payment (determined using the exchange rate in effect on the date such payment is received and including any amount withheld in respect of Canadian withholding tax) regardless of whether such payment subsequently is converted into U.S. dollars. Although the Company intends to take the position that the foregoing is the correct treatment of interest earned on the Escrowed Funds for United States federal income tax purposes, the treatment of such interest is subject to some uncertainty, and the IRS might assert that each investor is subject to tax on such investor’s share of the interest upon, or before, relinquishment of such investor’s Subscription Receipts, even if Common Shares are received in exchange therefor.

     Sale or Exchange of Subscription Receipts

If an investor sells or exchanges a Subscription Receipt such investor will be treated in a similar manner as discussed below under “– Taxation of Common Shares – Sale or Exchange of Common Shares” (except that ordinary income may arise with respect to such investor’s share of interest earned on the Escrowed Funds).

     Receipt of Common Shares

An investor should not recognize gain or loss on the receipt of Common Shares in exchange for Subscription Receipts. An investor’s initial tax basis in the Common Shares generally should equal such investor’s basis in the Subscription Receipts. The law is unclear as to when an investor’s holding period with respect to the Common Shares received pursuant to the Subscription Receipts will commence. The holding period may commence as of the date of exercise of the Rights or, alternatively, it may commence on the day following the acquisition of such Common Shares.

Taxation of Common Shares

Dividends

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution by the Company of cash or property with respect to Common Shares, including any Canadian tax withheld, will be includable in income by an investor as dividend income at the time of receipt to the extent such distributions are made from the Company’s current or accumulated earnings and profits as determined under United States federal income tax principles. Such a dividend will not be eligible for the dividends received deduction generally allowed to corporate shareholders. To the extent, if any, that the amount of any distribution by the Company exceeds its current and accumulated earnings and profits as determined under United States federal income tax principles, it will be treated first as a tax-free return of an investor’s adjusted tax basis in the Common Shares and thereafter as capital gain. Notwithstanding the foregoing, the Company does not intend to maintain calculations of earnings and profits as determined under United States federal income tax principles. Therefore, an investor should expect that a distribution generally will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

For taxable years beginning before January 1, 2011, dividends received by an individual may be eligible for preferential rates of taxation, provided (i) certain holding period requirements are satisfied, (ii) the Company is eligible for the benefits of the U.S. Tax Treaty, and (iii) the Company is not, and in the preceding year were not, a “passive foreign investment company”. The determination of whether a dividend qualifies for the preferential rates must be made at the time the dividend is paid.

Dividends paid in Canadian dollars will be included in an investor’s gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If Canadian dollars are converted into U.S. dollars on the date of receipt, an investor generally should not be required to recognize any foreign exchange gain or loss.

Sale or Exchange of Common Shares

Subject to the passive foreign investment company rules discussed below, generally an investor will recognize gain or loss on the sale or exchange of Common Shares equal to the difference between the amount realized on such sale or exchange and an investor’s adjusted tax basis in the Common Shares. Gain or loss recognized by an investor on the sale or exchange of a Common Share generally will be capital gain or loss and generally will be long-term if held more than one year and otherwise short-term. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

If the consideration an investor receives for the Common Shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment an investor receives determined by reference to the spot exchange rate in effect on the date of the sale or other disposition or, if the Common Shares sold or exchanged are traded on an “established securities market” and an investor is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date. An investor will have a tax basis in any foreign currency received equal to the U.S. dollar amount realized. Any gain or loss an investor realizes on a subsequent conversion of foreign currency will be U.S. source ordinary income or loss.

Foreign Tax Credit Considerations

For purposes of the U.S. foreign tax credit limitations, dividends on the Common Shares will be foreign source income and will generally constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.” In general, gain or loss realized upon sale or exchange of the Common Shares by an investor will be U.S. source income or loss, as the case may be.

Subject to certain complex limitations, including holding period requirements, generally an investor will be entitled to a credit against an investor’s United States federal income tax liability or a deduction in computing an investor’s United States federal taxable income in respect of any Canadian taxes withheld by the Company (to the extent not refundable). An investor should consult their tax advisors as to the consequences of Canadian withholding taxes and the availability of a foreign tax credit or deduction.

Passive Foreign Investment Company Status

The foregoing discussion assumes that the Company was not a PFIC for any taxable year during which an investor held Common Shares. In general, a non-U.S. corporation is classified as a PFIC for each taxable year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) on average for such taxable year, 50% or more (by value) of its assets either produce or are held for the production of passive income. To the best of the Company’s knowledge and belief and based on information available, the Company believes that it is not and has not been a PFIC at least within the most recent five years, and expects that it will not become a PFIC in the foreseeable future. However, PFIC classification is factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually based on application of complex rules which are uncertain in some respects. Consequently, the Company cannot provide any assurance that it has not been or will not become a PFIC for any taxable year during which an investor holds or held Common Shares. If the Company were determined to be a PFIC for any taxable year during which an investor holds or held Common Shares, an investor could be subject to special, adverse U.S. federal income tax rules (including increased tax liability). Investors should consult their own tax advisors concerning the U.S. federal income tax consequences of the Company being or having been a PFIC.

Information Reporting and Backup Withholding

A U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at a rate of 28%, and to information reporting requirements with respect to dividends or other payments on, and to proceeds from the sale or exchange of Rights or Subscription Receipts or Common Shares. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding may apply. The backup withholding tax is not an additional tax and may be credited against a an investor’s regular United States federal income tax liability or refunded by the IRS where applicable.

MATERIAL CONTRACTS

The only material contracts, other than contracts entered into in the ordinary course of business, to which Catalyst will become a party prior to or at the closing of this Offering are:

(i)	the Snowflake Purchase Agreement, dated February 10, 2008, described under “The Snowflake Acquisition”;

(ii)	the Oversubscription Agreement, dated February 10, 2008, described under “Oversubscription Commitment”;

(iii)	the Standby Purchase Agreement, dated February 10, 2008, described under “Standby Commitment”;

(iv)	the Subscription Receipt Agreement dated February 29, 2008, described under “Description of Offered Securities – Description of Subscription Receipts”; and

(v)	the Dealer Manager Agreement, dated February 29, 2008, described under “Plan of Distribution”.

Copies of these agreements will be available at www.sedar.com or may be examined at the office of the Company at 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia V7B 1C3 during normal business hours until the expiry of the 30 day period following the date of the (final) short form prospectus.

INTERESTS OF EXPERTS

Certain legal matters relating to this Offering have been and will be passed upon on the Company’s behalf by Blake, Cassels and Graydon LLP, as to Canadian law, and Fried, Frank, Harris, Shriver & Jacobson LLP, as to United States law and on behalf of the Dealer Managers by Goodmans LLP, as to matters of Canadian law. The Canadian tax opinion contained herein has been provided by Blake, Cassels and Graydon LLP, as counsel to the Company, and Goodmans LLP, as counsel to the Dealer Managers. As at the date hereof, partners and associates of Blake, Cassels and Graydon LLP, as a group, and Goodmans LLP, as a group, own less than 1% of the outstanding Common Shares.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are KPMG LLP, independent chartered accountants, located in Vancouver, British Columbia.

The registrar and transfer agent for the Common Shares is CIBC Mellon Trust Company at its principal office in Vancouver, British Columbia.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages must be exercised by the purchaser within the time limit prescribed by the securities legislation of such purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

AUDITORS’ CONSENT

The Board of Directors of Catalyst Paper Corporation

We have read the short form prospectus (the “Prospectus”) of Catalyst Paper Corporation (the “Company”) dated February 29, 2008 relating to the offering of rights to subscribe for Subscription Receipts of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Prospectus of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of earnings and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. Our report is dated February 5, 2008, except as to note 29 which is as of February 11, 2008.

We also consent to the inclusion in Annex A to the above-mentioned Prospectus of our report to the directors of the Company on the “Reconciliation with United States Generally Accepted Accounting Principles”. Our report is dated February 19, 2008.

“KPMG LLP”
Chartered Accountants

Vancouver, Canada
February 29, 2008

CERTIFICATE OF THE COMPANY

Dated: February 29, 2008

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Québec, this simplified prospectus, together with documents incorporated herein by reference and as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

(Signed) “Richard Garneau”	(Signed) “David Smales”
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) “Thomas S. Chambers”	(Signed) “Jeffrey Marshall”
Director	Director

C-1

CERTIFICATE OF THE DEALER MANAGERS

Dated: February 29, 2008

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Québec, to our knowledge, this simplified prospectus, together with documents incorporated herein by reference and as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

BMO Nesbitt Burns Inc.	Genuity Capital Markets

By: (Signed) “Jeff Watchorn”	By: (Signed) “James Merkur”
Managing Director	Principal

C-2

Annex A
U.S. GAAP RECONCILIATION

AUDITORS’ REPORT

To the Board of Directors of Catalyst Paper Corporation

Under date of February 5, 2008, except as to note 29 which is as of February 11, 2008, we reported on the consolidated balance sheets of Catalyst Paper Corporation (the “Company”) as at December 31, 2007 and 2006, and the consolidated statements of earnings and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related supplemental note entitled, “Reconciliation with United States Generally Accepted Accounting Principles”. This supplemental note is the responsibility of the Company’s management. Our responsibility is to express an opinion on this supplemental note based on our audits.

In our opinion, such supplemental note, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

“KPMG LLP”
Chartered Accountants

Vancouver, Canada
February 19, 2008

RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company’s consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ in some respects from U.S. GAAP. The following are the significant differences in accounting principles as they pertain to the consolidated earnings and consolidated balance sheets:

Net earnings adjustments

The following table provides a reconciliation of the net earnings (loss) for the years ended December 31 from Canadian GAAP to U.S. GAAP:

	2007	2006	2005

Net earnings (loss) as reported under Canadian GAAP	$(31.6)	$(15.9)	$(25.6)
U.S. dollar revenue hedges (a)	—	(9.4)	(32.4)
U.S. dollar long-term debt hedges (b)	—	(0.7)	(1.5)
Fixed to floating interest swaps (c)	—	(0.8)	(3.4)
Commodity swaps (d)	—	—	(0.3)
Income tax impact of above items and effect of rate change	(4.9)	1.1	12.8

Net earnings (loss) in accordance with U.S. GAAP	(36.5)	(25.7)	(50.4)
Other comprehensive income:
Other comprehensive income in accordance with Canadian GAAP (e)	14.3	—	—
Reclass of amortization of employee future benefits included in pension cost, net of future income taxes of $5.1 million	13.9	—	—
Employee future benefits liability adjustment, net of future income taxes of $2.2 million	(5.8)	—	—
Minimum pension liability adjustment, net of future income taxes of $nil (2006 — $3.6 million; 2005 — $7.0 million) (e)	—	7.9	(14.0)
Reclassification of effective portion of U.S. dollar hedges on de-designation, net of future income taxes of $nil (2006 — $5.2 million) (a)	—	(11.3)	—
Effective portion of U.S. dollar revenue hedges, net of future income taxes of $nil (2006 — $2.8 million; 2005 — $2.4 million) (a)	—	6.1	4.5

Comprehensive income (loss) in accordance with U.S. GAAP	$(14.1)	$(23.0)	$(59.9)

Basic and diluted net earnings (loss) per share in accordance with U.S. GAAP (in dollars)	(0.17)	(0.12)	(0.23)
Basic and diluted weighted average number of shares in accordance with U.S. GAAP (in millions)	214.7	214.6	214.6

The following table presents the consolidated statements of earnings under Canadian and U.S. GAAP:

	Years Ended December 31,
	2007		2006		2005
	Canadian	U.S.	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP

Sales	$1,714.6	$1,714.6	$1,882.5	$1,873.2	$1,823.9	$1,791.5

Operating expenses Cost of sales	1,574.6	1,574.6	1,609.3	1,609.3	1,604.3	1,604.6
Selling, general and administrative	48.3	48.3	62.2	62.2	57.7	57.7
Restructuring and change-of-control	64.7	64.7	—	—	6.7	6.7
Amortization	176.4	176.4	207.1	207.1	180.3	180.3

	1,864.0	1,864.0	1,878.6	1,878.6	1,849.0	1,849.3

Operating earnings (loss)	(149.4)	(149.4)	3.9	(5.4)	(25.1)	(57.8)
Interest expense, net	(70.7)	(70.7)	(73.8)	(74.6)	(75.7)	(76.0)
Foreign exchange gain (loss) on long-term debt	103.9	103.9	(0.3)	(1.0)	24.7	20.1
Other income (expense), net	(15.3)	(15.3)	1.8	1.8	4.5	4.5

Earnings (loss) before income taxes and non-controlling interest	(131.5)	(131.5)	(68.4)	(79.2)	(71.6)	(109.2)
Income tax recovery	(100.0)	(95.1)	(54.0)	(55.0)	(46.6)	(59.4)

Net earnings (loss) before non-controlling interest	(31.5)	(36.4)	(14.4)	(24.2)	(25.0)	(49.8)
Non-controlling interest	(0.1)	(0.1)	(1.5)	(1.5)	(0.6)	(0.6)

Net earnings (loss)	$(31.6)	$(36.5)	$(15.9)	$(25.7)	$(25.6)	$(50.4)

Other comprehensive income	14.3	22.4	—	2.7	—	(9.5)

Comprehensive income (loss)	$(17.3)	$(14.1)	$(15.9)	$(23.0)	$(25.6)	$(59.9)

Basic and diluted earnings (loss) per share (in dollars)	$(0.15)	$(0.17)	$(0.07)	$(0.12)	$(0.12)	$(0.23)
Weighted average common shares outstanding (in millions)	214.7	214.7	214.6	214.6	214.6	214.6

Balance sheet adjustments

The following table provides a reconciliation of the consolidated balance sheet components at December 31 from Canadian GAAP to U.S. GAAP:

	2007	2006

Prepaids and other — Canadian GAAP	$40.7	$15.4
U.S. dollar revenue hedges	—	(6.1)
Fixed-to-floating interest swaps	—	1.2

Prepaids and other — U.S. GAAP	$40.7	$10.5

Other assets — Canadian GAAP	$51.1	$40.8
Employee future benefits	(17.1)	(1.5)
Deferred financing costs	14.4	—

Other assets — U.S. GAAP	$48.4	$39.3

Accounts payable and accrued liabilities — Canadian GAAP	$268.2	$291.5
U.S. dollar revenue hedges	—	0.7
Employee future benefits	—	(0.1)

Accounts payable and accrued liabilities — U.S. GAAP	$268.2	$292.1

	2007	2006

Long-term debt — Canadian GAAP	$784.6	$858.7
Fixed-to-floating interest swaps	—	0.6
Interest on long-term debt	1.6	—
Deferred financing costs(g)	14.4	—

Long-term debt — U.S. GAAP	$800.6	$859.3

Employee future benefits — Canadian GAAP	$211.7	$187.2

Employee future benefits	95.1	121.9
Employee future benefits — U.S. GAAP	$306.8	$309.1

Other long-term obligations — Canadian GAAP	$26.9	$23.3
U.S. dollar long-term debt hedges	—	(0.2)

Other long-term obligations — U.S. GAAP	$26.9	$23.1

Future income taxes — Canadian GAAP	$150.5	$243.9
Interest on long-term debt	(0.5)	—
Tax effect of employee future benefits adjustment	(37.6)	(40.6)
Tax effect of effective portion of U.S. dollar revenue hedges	—	(2.1)
Tax effect of other adjustments	7.3	2.6

Future income taxes — U.S. GAAP	$119.7	$203.8

Shareholders’ equity — Canadian GAAP	$988.6	$1,005.8
U.S. dollar revenue hedges	—	(6.8)
U.S. dollar long-term debt hedges	—	0.2
Fixed-to-floating interest swaps	—	0.6
Interest on long-term debt	(1.6)	—
Employee future benefits	(112.2)	(123.3)
Tax effect of employee future benefits adjustment	37.6	40.6
Tax effect of effective portion of U.S. dollar revenue hedges	—	2.1
Tax effect on interest on long-term debt	0.5	—
Tax effect of other adjustments	(7.3)	(2.6)

Shareholders’ equity — U.S. GAAP	$905.6	$916.6

The following table provides a reconciliation of accumulated other comprehensive income at December 31 from Canadian GAAP to U.S. GAAP:

	2007	2006

Accumulated other comprehensive income — Canadian GAAP	$13.6	$—
U.S. dollar revenue hedges	—	(0.7)
Employee future benefits — adoption of FAS 158	(74.6)	(49.0)
Employee future benefits — minimum pension liability	—	(33.7)

Accumulated other comprehensive income (loss) — U.S. GAAP	$(61.0)	$(83.4)

The following table presents the consolidated balance sheets under Canadian and U.S. GAAP:

	As at December 31,
	2007		2006
	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP
Assets
Current assets
Cash and cash equivalents	$—	$—	$35.5	$35.5
Accounts receivable	213.1	213.1	277.9	277.9
Inventories	235.7	235.7	245.0	245.0
Prepaids and other	40.7	40.7	15.4	10.5

	489.5	489.5	573.8	568.9
Property, plant and equipment	1,912.8	1,912.8	2,023.1	2,023.1
Other assets	51.1	48.4	40.8	39.3

	$2,453.4	$2,450.7	$2,637.7	$2,631.3

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$268.2	$268.2	$291.5	$292.1
Current portion of long-term debt	1.2	1.2	1.8	1.8

	269.4	269.4	293.3	293.9
Long-term debt	784.6	800.6	858.7	859.3
Employee future benefits	211.7	306.8	187.2	309.1
Other long-term obligations	26.9	26.9	23.3	23.1
Future income taxes	150.5	119.7	243.9	203.8
Deferred credits	21.7	21.7	25.5	25.5

	1,464.8	1,545.1	1,631.9	1,714.7

Shareholders’ equity
Share capital	913.9	913.9	913.6	913.6
Contributed surplus	12.1	12.1	9.3	9.3
Retained earnings	49.0	40.6	82.9	77.1
Accumulated other comprehensive income (loss)	13.6	(61.0)	—	(83.4)

	988.6	905.6	1,005.8	916.6

	$2,453.4	$2,450.7	$2,637.7	$2,631.3

(a)	U.S. dollar revenue hedges

Effective January 1, 2007, the Company adopted the new Canadian accounting standards that require entities to record its derivatives at fair value. Changes in the fair value of designated contracts, during the period of designation, are recorded in other comprehensive income, net of tax, until the hedged item is recognized. Changes in the fair value of undesignated contracts are recognized in income. Prior to January 1, 2007, under Canadian GAAP, translation gains and losses on foreign currency options and forward contracts to sell foreign currencies that were designated as hedges were recognized concurrently with the hedged revenue in “Sales”. The new Canadian standards have eliminated this difference.

Prior to April 1, 2005, the Company did not designate its revenue contracts as hedges for U.S. GAAP purposes. Effective April 1, 2005, the Company designated certain of its existing revenue contracts as hedges in accordance with criteria under U.S. GAAP and has, prospectively, accounted for them as hedges under U.S. GAAP.

(b)	U.S. dollar long-term debt hedges

Under Canadian GAAP, prior to January 1, 2004, the Company designated foreign currency contracts related to its U.S. dollar debt as hedges. The forward premium or discount on forward foreign currency contracts used to hedge the U.S. dollar long-term debt was amortized to interest expense over the term of the forward contract. Effective January 1, 2004, foreign currency contracts related to U.S. dollar debt are not designated as hedges. Under U.S. GAAP, the Company does not account for such contracts as hedges of long-term debt and recognizes the foreign currency contracts on a fair value basis at each reporting period. The adoption of new Canadian standards on January 1, 2007 eliminated this difference.

(c)	Fixed to floating interest swaps

Effective January 1, 2007, the Company adopted the new Canadian accounting standards that recognize the unrealized gains and losses on interest rate swap contracts in the financial statements. The ineffectiveness of the hedge is quantified, and the ineffective portion of the changes in fair value is recorded in interest expense. Prior to January 1, 2007, unrealized gains and losses on interest rate swap contracts designated as hedges were not recognized in the financial statements under Canadian GAAP. The adoption of new Canadian standards eliminated this difference. During 2003, the Company terminated prior to their maturity, certain interest rate swap contracts for cash proceeds of $15.9 million. Under Canadian GAAP, the net gain is deferred and is being amortized as a reduction of interest expense based on the U.S. swap curve at the time of termination. Under U.S. GAAP, there is no deferred amount as the fluctuations in the fair value and interest payments are recognized in earnings as they arise.

(d)	Commodity swaps

Under Canadian GAAP, prior to January 1, 2004, the Company accounted for commodity swaps as hedges. Effective January 1, 2004, commodity swaps are not designated as hedges and are recognized at their fair value at each reporting date with changes in fair value in the year included in consolidated net income (loss). Under U.S. GAAP, the Company does not designate commodity swaps as hedges.

(e)	Employee future benefits

Effective December 31, 2006, the Company adopted Financial Accounting Standards No. 158 (“FAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans”. This statement requires the recognition of the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in the balance sheet and changes in that funded status in the year in which the changes occur through comprehensive income. This new standard replaced the U.S. GAAP requirement to recognize an additional minimum pension liability in cases where the accumulated benefit obligation exceeded the market value of plan assets. The portion of this additional liability that related to unrecognized prior service cost was recognized as an intangible asset while the remainder was charged to comprehensive income (loss). There is no change in the calculation of the pension and other employee future benefits expense. Canadian GAAP has no such requirement.

(f)	Comprehensive income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”, requires that a company classify items of other comprehensive income in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The concept of comprehensive income exists under Canadian GAAP, but applies to fiscal years beginning on or after October 1, 2006 and applies to the Company in its 2007 fiscal year.

(g)	Debt issue costs

Effective January 1, 2007, on adoption of the new Canadian accounting standards, the Company netted its debt issue costs against the carrying value of debt. Under U.S. GAAP, debt issue costs are reported in the balance sheet as deferred charges.

(h)	Future income taxes

Income taxes for the year ended December 31, 2007 include a release of future income taxes of $22.4 million related to the reduction in future federal corporate income tax rates and a release of $14.0 million related to tax uncertainties resolved with the conclusion of an examination by the Canada Revenue Agency.

On January 1, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes and uses a more-likely-than-not threshold to determine recognition in the financial statements of an uncertain tax position. The more-likely-than-not threshold means that a benefit related to an uncertain tax position is recognized only when it is more-likely-than-not that the position will be sustained based on its technical merits and where there is a greater than 50 per cent likelihood that the position would be sustained if challenged by a tax authority. The tax position is measured as the largest amount of benefit that is greater than 50 per cent likely of being realized upon settlement. The unresolved uncertain tax positions must be reassessed at each balance sheet date based on these thresholds. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for fiscal years beginning after December 31, 2006.

The Company did not record any unrecognized tax benefits as a result of applying this interpretation.

A tabular reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of 2007 is as follows:

Unrecognized tax benefits, beginning of year	$36.7
Increases – tax positions taken in prior periods	—
Decreases – tax positions taken in prior periods	(2.5)
Current period tax positions	—
Settlements	(14.0)
Lapse of statute of limitations	—
Decrease resulting from tax rate reduction	(3.3)

Unrecognized tax benefits, end of year	$16.9

The above balance, if recognized, would affect the Company’s effective tax rate.

The Company recognizes interest expense and penalties related to unrecognized tax benefits within the provision for income tax expense on the statement of earnings. No interest expense or penalties related to unrecognized tax benefits were recorded during 2007. As at January 1, 2007 and December 31, 2007, the total amount of interest and penalties in relation to uncertain tax positions in the consolidated balance sheets is nominal.

In the normal course of business, the Company and its subsidiaries are subject to audits by the Canadian federal and provincial taxing authorities, by the U.S. federal and various state taxing authorities and by the taxing authorities in various foreign jurisdictions. All tax years up to and including August 31, 2001 have been audited by the Canadian federal taxing authorities. The Canadian federal taxing authorities are presently auditing the December 31, 2001 and the December 31, 2002 taxation years of the Canadian entities. The Company is not currently under audit by the U.S. Internal Revenue Service, by any U.S. state taxing authority or by any foreign taxing authority. The U.S. federal statute of limitations for pre-2003 tax years expired on September 15, 2006.

Based on the outcome of these examinations or as a result of the expiration of statutes of limitation for specific taxing jurisdictions, it is reasonably possible that unrecognized tax benefits could change within the next twelve months. However, the Company cannot currently estimate the range of any possible change.

(i)	Shareholders’ equity

Accumulated other comprehensive income is recorded as a separate component of shareholders’ equity under U.S. GAAP. The concept of accumulated other comprehensive income exists under Canadian GAAP, but applies to fiscal years beginning on or after October 1, 2006 and applies to the Company in its 2007 fiscal year.

(j)	Consolidated cash flows

Under U.S. GAAP, the consolidated cash flows would not be significantly different from the presentation under Canadian GAAP, except that U.S. GAAP does not allow sub-totals within cash flows provided by operations.

Cash flows associated with hedging instruments are classified in “Operations” on the consolidated statement of cash flows, consistent with the hedged transaction.

(k)	Future changes in accounting policy

 Fair value measurement

FASB has issued a new standard which clarifies the definition of “fair value” applicable under all United States accounting standards, with some limited exceptions. The standard establishes a single definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. The objective of the standard is to increase consistency, reliability and comparability in fair value measurements, and to enhance disclosures to help users of financial statements assess the effects of the fair value measurements used in financial reporting. The framework provides a hierarchy for reliably determining fair value based on the definition in the standard. This standard is effective November 1, 2008.

 Business combinations

FASB has issued new guidance on accounting for business combinations on how entities should approach financial planning and reporting around business combinations. This will require entities to be more transparent in demonstrating the values of assets and liabilities. This standard is effective for fiscal years beginning after December 15, 2008.

(l)	Additional U.S. GAAP disclosures not required under Canadian GAAP

(i)	Repairs and maintenance costs

Repairs and maintenance, including costs associated with planned major maintenance, are charged to “Cost of Sales” as incurred.

(ii)	Inventory

Inventories other than supplies and work-in-progress which are valued at cost, are valued at the lower of average cost and net realizable value. Cost is defined as all costs that relate to bringing the inventory to its present condition and location under normal operating conditions and includes manufacturing costs, such as raw materials, labour and production overhead, and amortization costs. In addition, cost includes freight costs to move inventory off-site. The inventory value is determined using the three month moving average cost.

(iii)	Income Taxes

The components of “Earnings (loss) before income taxes and non-controlling interest” consist of the following for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
		(In millions)

Canada	$(135.2)	$(90.5)	$(72.7)
United States	10.5	11.9	(4.9)
Other	(6.8)	10.2	6.0

Earnings (loss) before income taxes and non-controlling interest	$(131.5)	$(68.4)	$(71.6)

The income tax recovery consists of:

	2007	2006	2005
		(In millions)

Canada:
Current	$(0.1)	$1.7	$3.8
Deferred	(100.5)	(57.7)	(52.2)

	(100.6)	(56.0)	(48.4)

United States:
Current	0.8	0.3	1.0
Deferred	(0.2)	1.2	0.6

	0.6	1.5	1.6

Other:
Current	—	0.1	0.2
Deferred	—	0.4	0.0

	—	0.5	0.2

Total:
Current	0.7	2.1	5.0
Deferred	(100.7)	(56.1)	(51.6)

	$(100.0)	$(54.0)	$(46.6)

(iv)	Stock-based compensation

At December 31, 2007, there was $1.8 million of unrecognized compensation cost related to stock option awards granted under the Company’s stock option plans. The unrecognized cost is expected to be recognized over a weighted average period of 1.8 years.

(v)	Employee future benefits

The discount rate for the Company’s plans was based on the market interest rate on high-quality debt instruments and the maturity of the plans. For December 31, 2007 and December 31, 2006, the discount rates were based on AA corporate bond yields as of December 31, 2007 and December 29, 2006, respectively. In determining the rate of compensation increases, management considered the general inflation rate, productivity and promotions. For the health care cost inflation rate, management considered the trend in extended health care and dental costs in Canada and the impact of inflation on medical service plan premiums. The expected rate of return on plan assets reflects management’s best estimate regarding the long-term expected return from all sources of investment return based on the Company’s target asset allocation. The 2007 expected rate of return on plan assets was 7.00%, which was based on a target allocation of approximately 40% Canadian bonds, which were expected to earn approximately 4.9% in the long term, 20% Canadian equity securities, which were expected to earn approximately 7.7% in the long term, and 40% global equity securities, which were expected to earn approximately 8.3% in the long term.

The Company’s investment policy recognizes the long term nature of pension liabilities, the benefits of diversification across asset classes and the effects of inflation. The diversified portfolio is designed to maximize returns consistent with the Company’s tolerance for risk. All assets are managed by external investment firms. These firms are constrained by specific mandates and objectives and their performance is measured against appropriate benchmarks. The asset allocation for each plan is reviewed periodically and is rebalanced toward target asset mix when asset classes fall outside of a predetermined range. Portfolio risk is controlled by having managers comply with guidelines, by establishing and monitoring the maximum size of any single holding in their portfolios and by using managers with different investment styles. The portfolio includes holdings of Canadian and international equities, Canadian high quality and high yield fixed income securities, and cash and cash equivalents. A series of permitted and prohibited investments are listed in the Company’s investment policy. The use of derivative instruments is restricted and must be in accordance with the Company’s policy. Prohibited investments include categories of assets or instruments not specifically provided for in the Company’s investment policy.

During 2008, the Company expects to contribute approximately $27.7 million to its pension plans and approximately $6.7 million to its other benefits plans.

The following table presents estimated future benefit payments from the plans as of December 31, 2007. Benefit payments for other post-retirement benefits are presented net of retiree contributions:

	Pension	Other
(In millions)	Plans	Post-Retirement Plans

2008	$28.2	$7.0
2009	28.2	7.5
2010	28.3	8.0
2011	28.5	8.6
2012	28.5	9.2
Years 2013 – 2017	141.1	55.5

(vi)	Employees

As of December 31, 2007, the Company employed approximately 2,614 people who were represented by bargaining units. The Company’s unionized employees are represented predominantly by the Communications, Energy & Paperworkers Union of Canada (“CEP”), and the Pulp, Paper and Woodworkers of Canada (“PPWC”). The number of people represented by these unions is approximately 1,889 employees, and 608 employees, respectively. Collective agreements covering the approximate 2,497 employees represented by these unions expire in April 2008. The CEP Local 592 maintenance workers and PPWC Local 686 in the Company’s Port Alberni mill have voted to accept a 5-year tentative agreement subject to the re-start of the Port Alberni No. 4 paper machine. Negotiations with the other Locals are ongoing. If an agreement is not reached, a strike or work stoppage by the CEP or PPWC could have a material adverse effect on the Company’s operations.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO SHAREHOLDERS

INDEMNIFICATION

Under the Canada Business Corporations Act, a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, provided that the following conditions are met: (i) the director or officer acted honestly and in good faith with a view to the best interests of the corporation or the other entity, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of a civil, criminal, administrative investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfilled the conditions set forth above.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of the Registrant, including liabilities arising under the Securities Act, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

II-1

EXHIBITS

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.		Description

4	.1*	Annual Information Form of the Registrant, dated February 9, 2007, incorporated by reference to the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 14, 2007.
4	.2*	Audited consolidated financial statements as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007 and the report of the auditors thereon, incorporated by reference to the Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on February 27, 2008.
4	.3*	Management’s Discussion and Analysis of the Registrant and analysis of financial results for the year ended December 31, 2007, incorporated by reference to the Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on February 14, 2008.
4	.4*	Management Proxy Circular of the Registrant dated February 9, 2007, prepared in connection with the Registrant’s annual and special meeting of shareholders held on March 28, 2007, incorporated by reference to the Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on February 28, 2007.
4	.5*	Material Change Report of Registrant dated January 15, 2007 in respect of the resignation of Russell J. Horner, President and Chief Executive Officer, and Ralph Leverton, Vice-President, Finance and Chief Financial Officer, incorporated herein by reference to Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on January 17, 2007.
4	.6*	Material Change Report of Registrant dated February 18, 2008 in respect of the Offering and the Snowflake Acquisition, incorporated herein by reference to Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on February 19, 2008.
5.1		Consent of KPMG LLP.
5.2		Consent of Blake, Cassels & Graydon LLP.
5.3		Consent of Fried, Frank, Harris, Shriver & Jacobson LLP.
6	.1**	Powers of Attorney.

*	Incorporated by reference.

**	Previously filed with the initial registration statement on Form F-10 dated February 19, 2008.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

On February 19, 2008, the Registrant filed a written irrevocable consent and power of attorney on Form F-X with the Commission. Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, Province of British Columbia, Canada, on this 29th day of February, 2008.

CATALYST PAPER CORPORATION

By:	/s/ Valerie Seager
Name: Valerie Seager
Title:  Vice-President and General Counsel

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement on Form F-10 has been signed by the following persons in the capacities indicated on this 29th day of February, 2008

Signature		Title

* Richard Garneau		President and Chief Executive Officer and Director (principal executive officer)

* David Smales		Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)

* Michel Desbiens		Chairman of the Board

* Thomas S. Chambers		Director

* Gary Collins		Director

* Benjamin Duster IV		Director

* Neal P. Goldman		Director

* Denis Jean		Director

* Jeffrey Marshall		Director

* Amit Wadhwaney		Director

*By:	/s/ Valerie Seager Valerie Seager As Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 2 to the Registration Statement on Form F-10 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Catalyst Paper Corporation in the United States, City of New York, New York, on February 29, 2008.

CT CORPORATION SYSTEM

By:	/s/ Anthony LiCausi
Name: Anthony LiCausi
Title: Vice President

EXHIBITS INDEX

Exhibit No.		Description

4	.1*	Annual Information Form of the Registrant, dated February 9, 2007, incorporated by reference to the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 14, 2007.
4	.2*	Audited consolidated financial statements as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007 and the report of the auditors thereon, incorporated by reference to the Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on February 27, 2008.
4	.3*	Management’s Discussion and Analysis of the Registrant and analysis of financial results for the year ended December 31, 2007, incorporated by reference to the Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on February 14, 2008.
4	.4*	Management Proxy Circular of the Registrant dated February 9, 2007, prepared in connection with the Registrant’s annual and special meeting of shareholders held on March 28, 2007, incorporated by reference to the Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on February 28, 2007.
4	.5*	Material Change Report of Registrant dated January 15, 2007 in respect of the resignation of Russell J. Horner, President and Chief Executive Officer, and Ralph Leverton, Vice-President, Finance and Chief Financial Officer, incorporated herein by reference to Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on January 17, 2007.
4	.6*	Material Change Report of Registrant dated February 18, 2008 in respect of the Offering and the Snowflake Acquisition, incorporated herein by reference to Registrant’s Report on Form 6-K, as filed with the Securities and Exchange Commission on February 19, 2008.
5.1		Consent of KPMG LLP.
5.2		Consent of Blake, Cassels & Graydon LLP.
5.3		Consent of Fried, Frank, Harris, Shriver & Jacobson LLP.
6	.1**	Powers of Attorney.

*	Incorporated by reference.

**	Previously filed with the initial registration statement on Form F-10 dated February 19, 2008.